UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a–12

Vertiv Holdings Co

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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VERTIV™

Architects of Continuity™

#KICKCHILDHOODCANCER
2022

Proxy Statement

and Notice of Annual Meeting of Stockholders

June 15, 2022

Virtual Meeting at 11:00 a.m. EDT

www.virtualshareholdermeeting.com/VRT2022

Vertiv Holdings Co 1050 Dearborn Dr. Columbus, Ohio 43085 April 28, 2022

Annual Meeting of Stockholders – June 15, 2022

Dear Stockholder,

On behalf of the Board of Directors of Vertiv Holdings Co (“Vertiv”), I invite you to participate in Vertiv’s 2022 Annual Meeting of Stockholders on June 15, 2022 at 11 a.m. Eastern time.

The accompanying proxy statement contains important information about the stockholder meeting, our nominees for election to our Board of Directors, and executive compensation, among other important disclosures.

Whether or not you plan to participate in the meeting, it is important that your shares be represented. Please vote your shares via the internet or the toll-free telephone number provided or, if you received a paper copy of a proxy card or voter instruction form by mail, you may vote your shares by completing, signing, dating, and returning your proxy card or voter instruction form in the postage-paid envelope.

We value you as one of our stockholders, we appreciate your investment in Vertiv, and we welcome your participation in our upcoming stockholder meeting.

Kind regards,

David M. Cote Executive Chairman of the Board

Notice of Annual Meeting of Stockholders To be held on June 15, 2022 11:00 a.m. (EST)

Notice is hereby given that the 2022 annual meeting of stockholders (the “Annual Meeting”) of Vertiv Holdings Co, a Delaware corporation (the “Company,” “Vertiv” or “we”), will be held on June 15, 2022 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2022. We are holding the meeting for the following purposes:

1.

Election of Directors. Elect nine directors to our Board of Directors, each for a term of one year expiring at the 2023 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;

2.	Say-On-Pay. Approve, on an advisory basis, the 2021 compensation of our named executive officers as disclosed in the accompanying proxy statement; and

3.	Independent Auditor. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Only stockholders of record as of the close of business on April 18, 2022 (the “Record Date”) will be entitled to virtually attend or vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be available on the bottom panel of your screen during the meeting after entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker.

To facilitate voting, Internet and telephone voting are available. The instructions for voting are on the proxy card. If you hold your shares through a bank, broker, or other holder of record, please follow the voter instruction form you received from the holder of record.

The 2022 Annual Meeting will be virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2022. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts.

Your vote is important. Please act as soon as possible to vote your shares, whether or not you plan to virtually attend the Annual Meeting. Additionally, please mark, sign, date, and return the accompanying proxy card or voter instruction form in the postage-paid envelope or vote by telephone or via the Internet. Instructions are included on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials.

April 28, 2022

Stephanie L. Gill Chief Legal Counsel and Corporate Secretary

Important notice regarding the availability of proxy materials for the annual meeting to be held on June 15, 2022: Vertiv's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are also available at www.proxyvote.com.

These materials were first sent or made available to shareholders on April 28, 2022.

- 2022 Proxy Statement | i

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

Meeting Details

• Time and Date:	June 15, 2022 (11:00 a.m. Eastern Time)

• Place:	Virtual Meeting (see www.virtualshareholdermeeting.com/VRT2022)

• Record Date:	April 18, 2022

• Voting:	Stockholders of Vertiv as of the Record Date are entitled to vote. Each share of Vertiv Class A common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Meeting Agenda

Item	Proposal	Board’s Voting Recommendation	Page Reference

➊	Election of Directors Elect nine directors to our Board of Directors, each for a term of one year expiring at the 2023 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;	FOR (each nominee)	9

➋	Say-on-Pay Approve, on an advisory basis, the 2021 compensation of our named executive officers as disclosed in the accompanying proxy statement; and	FOR	39

➌	Independent Auditor Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR	40

2021 Performance

Despite a very challenging operating environment in 2021, we ended the year with a record backlog of orders, reflecting strong demand for our products and the actions we’ve taken to strengthen Vertiv’s competitive position. We also laid the groundwork for future growth with significant new product launches, accelerated investment in product and global channel development and completion of our acquisition of E&I Engineering Limited and its affiliate Powerbar Gulf LLC, which significantly expands our product offerings and opens up an addressable market of $7 billion.

The sustained effects of the ongoing COVID-19 pandemic on cost inflation and supply chain constraints, particularly in the second half of the year, impacted our operational and financial performance for 2021. However, through the combined efforts of all of our employees, we tried to take actions to help mitigate and reduce these impacts and to position us to deliver on our commitments in 2022. The underlying strength of our business in providing innovative critical digital infrastructure and continuity solutions to meet our customers’ evolving needs will enable us to create long-term value for our stockholders.

- 2022 Proxy Statement | 1

Strategic Compensation-Related and Other Responses to Position Us for Long-Term Growth

During 2021, the continued effects of the COVID-19 pandemic and the increasingly challenging global supply chain constraints impacted our sales channels, supply chain, manufacturing operations, workforce and other key aspects of our operations. In response to the economic challenges resulting from the global COVID-19 pandemic, rising inflationary freight and material costs, and labor and parts shortages, the Company continued to take action to try to mitigate the impact on our business, to preserve our cash and to position us for long-term growth in the face of uncertainty. For example:

✓

No Annual Bonus Payouts to Named Executive Officers. The bonus payout to each named executive officer for 2021 performance was zero because, despite individual performance efforts and successful achievement of targets in some regions, we did not meet our overall corporate financial performance targets.

✓	No Increase in Salaries for Named Executive Officers. Salaries for continuing named executive officers remained unchanged in 2021 and remain unchanged for 2022 as well.

✓	Decrease in Equity Grants for Named Executive Officers. The grant date fair value of equity compensation granted to our continuing named executive officers decreased in 2021 and again in 2022.

✓

Reduced Costs. We took swift and deliberate actions to reduce costs during 2021 through temporary furloughs in certain locations, a strategic hiring freeze, the implementation of flex days in our plants to adjust for supply and capacity, discretionary spending cuts, the elimination of unnecessary travel, and other actions targeted to reduce costs.

✓

Responded to Supplier Issues. We established a daily global cadence of reviewing both internal and external supplier issues created as a result of the pandemic. We undertook engineering redesign initiatives to enable us to qualify alternative part and component suppliers for our products and re-focused our supply base to focus on suppliers in region to deliver parts and components for our operations in region. Further, we continued to focus on supplier diversity and supplier resiliency to improve parts and component delivery times and reduce costs.

✓

Retained Our Workforce Talent. Despite the efforts noted above to reduce costs in our operations, we maintained our focused approach regarding our employee base, particularly our engineering, research and development and operations teams. We have continued to grow in a reasonable manner, including through the acquisition of E&I, despite a competitive labor environment and the challenges our business faced in 2021.

✓

Management Focus. Our entire management team, together with our Executive Chairman as further described in the “Board of Directors Leadership Structure” below, is actively involved in responding to the challenges we faced as a company in 2021.

Compensation Packages are Strongly Aligned with Stockholder Interests

The following charts show the mix of the primary compensation elements for 2021 for our CEO and for our other named executive officers (sometimes referred to as “NEOs”), including salary, target Annual Incentive Plan payment, long-term incentives (in the form of stock options, with the grant date fair value reflected in the chart) and other benefits. As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

2 |	- 2022 Proxy Statement

CEO Compensation Is Focused on Variable Pay

Our CEO’s primary compensation for 2021, and 2022 to date, is summarized below:

CEO Compensation	2021	2022

Base Salary	$ 950,000	$950,000

Target Cash Bonus (as % of Base Salary)	125%	125%

Actual Cash Bonus	$ 0	Subject to 2022 performance

Approximate Grant Date Fair Value of Stock Options	$ 4.0 million	$3.3 million

Corporate Governance Highlights

✓	Annual Full Board Elections. We provide for director elections on an annual basis to provide our stockholders with regular input on the composition of our Board of Directors.

✓

Separate Chairman and CEO Roles. We believe that, at this time, our continuing separation of the roles of CEO and Chairman enables the Board of Directors to effectively exercise its role in oversight of Vertiv while allowing our CEO to focus on the management of the day-to-day conduct of our business. See “Board of Directors Leadership Structure” below for further information.

✓

Code of Conduct. We have updated our code of conduct that applies to all our directors, officers, and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of conduct, along with other corporate governance documents, is available on our website, www.vertiv.com.

✓	No Poison Pill. Vertiv does not maintain a poison pill or stockholder rights plan.

✓

Robust Stock Ownership Guidelines. We require executive officers and directors to hold meaningful amounts of stock and to meet these guidelines within five years of first becoming subject to the guidelines, as further set forth below under “Stock Ownership Guidelines for Company Officers and Directors.”

✓	Prohibition of Hedging and Pledging. Our insider trading policy prohibits our officers, directors, and employees from hedging or pledging our shares.

Commitment to ESG Initiatives

As a relatively new publicly traded company, we are continuing to formally organize our efforts with certain ESG-related matters. In particular:

✓	First Annual ESG Report. We anticipate issuing our first annual ESG report during 2022.

✓

Governance. We intend to continue to hold ourselves to high governance standards. In 2021, we revised our code of conduct to re-emphasize our core values. Further, we established an ESG Executive Steering Committee to develop our ESG strategy, evaluate leading ESG disclosure frameworks for public reporting, and report to our Board of Directors on various ESG-related topics.

✓

Environmental Initiatives for Our Customers and Ourselves. We strive to develop initiatives and solutions that enable our customers to be more energy efficient in their data center operations. Our approach to meeting our customers’ demands of growing critical digital infrastructure, while helping them reduce their impact on the environment, rests on five key principles that we strive to meet when developing and delivering high-performing products and solutions:

✓	High efficiency — Design energy- and water-efficient solutions for the market.

✓	High reliability — Build resilient and highly serviceable equipment that’s durable and long lasting.

✓

Low impact — Strive to understand and limit manufacturing processes that may have adverse environmental impacts, and measure and increase use of recycled materials in our products and product packaging.

✓	Low touch — Enable remote troubleshooting, optimization services, and more connected systems to improve and reduce environmental impact of maintenance practices.

✓	Circular economy — Reuse, refurbish, or recycle end-of-life equipment and materials.

In 2021, we also gathered and evaluated scope 1 and 2 greenhouse gas inventory and continued to establish internal plans to reduce energy-related emissions and the waste footprint of our operations.

- 2022 Proxy Statement | 3

✓

Positive Contributions. We believe in making positive contributions to the communities and societies where we live and work. In 2021, we, together with our employees and their families, supported various organizations and activities within their local communities, whether by providing volunteer services or monetary donations, including but not limited to, the Special Olympics, STEM education projects, cancer research organizations, meal services for those in need, and providing educational supplies and classroom space to youth.

✓

Good Leadership. We believe in taking care of our people and their families. As further described in the “Compensation Discussion and Analysis” below, our management team and Compensation Committee demonstrated strong leadership by paying no bonuses to NEOs for 2021. Instead, any amounts that could have been paid due to individual performance were allocated to the non-executive bonus pools in order to recognize successful performance and to maximize the retention of our key non-executive employees who helped navigate us through a very challenging year.

✓

Pandemic Response. We continued to act responsibly in response to the COVID-19 pandemic and in our resulting interactions with clients, employees and government entities. Throughout 2021, we regularly updated workplace safety protocols (e.g., face coverings, social distancing, and cleaning) to meet changing guidance from health authorities and to align with local pandemic conditions and legislative requirements, in addition to taking other actions as discussed herein.

4 |	- 2022 Proxy Statement

GENERAL INFORMATION

We are making this proxy statement available to our stockholders on or about April 28, 2022 in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting, which will be held on June 15, 2022 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2022. The Annual Meeting will be completely virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2022. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the meeting to ensure you are logged in when the Annual Meeting starts. Please note that you will not be able to attend the Annual Meeting in person. Below are answers to common questions stockholders may have about the Annual Meeting. Our fiscal year ends on December 31.

We have one class of outstanding common stock, our Class A common stock, which has one vote per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

What information is included in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors, Board Committees and corporate governance matters, the compensation of current directors and certain executive officers for the year ended December 31, 2021, and other information.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (referred to herein as the “Form 10-K”).

Why did I receive a one-page notice in the mail regarding the Internet availability of the Proxy Materials instead of a full set of the Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Committee (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we have elected to furnish our Proxy Materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

What items will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

There are three proposals to be voted on at the Annual Meeting:

1.

Election of Directors: elect nine directors to our Board of Directors for a term of one year expiring at the annual meeting of stockholders to be held in 2023 and until such director’s successor has been duly elected and qualified;

2.	Say-on-Pay: approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement; and

3.	Independent Auditor: ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Board of Directors recommends that you vote FOR each of proposals 1, 2 and 3.

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our Annual Meeting, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock, together as a single class, as of the close of business on April 18, 2022, the Record Date, may vote at the Annual Meeting.

- 2022 Proxy Statement | 5

How many votes do I have?

As of the Record Date, there were 376,686,144 shares of Class A common stock outstanding. Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date.

What vote is required for each proposal?

For proposal 1, the election of directors, each director must be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the nine nominees receiving the largest number of “FOR” votes will be elected as directors.

Proposal 2, the approval, on an advisory basis, of the compensation of our named executive officers, proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and any other proposals that may properly come before the Annual Meeting must be approved by the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum but are not counted as votes cast in respect of proposals 1, 2 and 3 to be voted on at the Annual Meeting, and as a result, have no impact on those proposals.

What constitutes a “quorum”?

The holders of a majority of the voting power of the shares of Class A common stock issued, outstanding and entitled to vote, either in person or represented by proxy, constitute a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record.

•	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

•	Vote by Internet. Visit www.proxyvote.com to vote via the Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voter instruction forms provided by their brokers, trustees, banks, or other nominees. Please check your voter instruction form for Internet voting availability.

•	Vote by Telephone. Call toll-free 1-800-690-6903 in the United States or from foreign countries from any touch-tone telephone and follow the instructions. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voter instruction forms provided by their brokers, trustees, banks or other nominees.

•	Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners may vote by completing, signing and dating the voter instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voter instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voter instruction form but do not indicate your voting preferences, please see “How are abstentions and broker non-votes counted?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on each proposal.

6 |	- 2022 Proxy Statement

•	Vote at the Annual Meeting. All stockholders as of the close of business on the Record Date can vote at the Annual Meeting via the Annual Meeting website. There will not be a physical meeting location. Any stockholder of record as of the Record Date can attend the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/VRT2022 where such stockholders may vote during the Annual Meeting. The Annual Meeting starts at 11 a.m., Eastern Time. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m., Eastern Time. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VRT2022.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085, Attn: Secretary, (ii) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting virtually and voting at the Annual Meeting via the Annual Meeting website. If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank, or other nominee.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not instruct your broker on how to vote your shares, the broker or other organization holding your shares can vote on certain routine proposals but cannot vote on other proposals. Proposals 1 and 2 are not considered routine proposals. If you hold shares in street name and do not instruct your broker on how to vote on proposal 1 or 2, your shares will not be voted in respect of those proposals and will be counted as “broker non-votes.” Proposal 3 is a “routine” proposal, and your broker has discretion to vote those shares.

Who is paying for this proxy solicitation?

We have retained Georgeson LLC to solicit proxies, for which we will pay a fee of approximately $11,500 plus reasonable out of pocket expenses. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voter instructions.

How can I attend the Annual Meeting?

You may attend the Annual Meeting and vote your shares in person online during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2022. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. If you are a beneficial owner and do not have your 16-digit control number, contact your banker, broker, or other nominee. Please note that you will not be able to physically attend the Annual Meeting in person, but may attend the Annual Meeting in person online.

How can I ask questions at the Annual Meeting?

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. Stockholders will be able to attend and participate online and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VRT2022, as further described above.

The virtual Annual Meeting format allows stockholders to communicate with Vertiv during the Annual Meeting so they can ask questions of Vertiv’s management and Board of Directors, as appropriate. If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/VRT2022, clicking the Q&A button on your screen and typing your question into the provided text field.

We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting will be answered in the live Question and Answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, www.vertiv.com, as soon as practicable after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct, and other materials for the Annual Meeting will be available during the Annual Meeting at www.virtualshareholdermeeting.com/VRT2022.

- 2022 Proxy Statement | 7

Who can I contact if I have technical difficulties accessing or participating in the Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion. Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/VRT2022. The virtual Annual Meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the Annual Meeting.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K on or before the fourth business day after the Annual Meeting concludes.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

We may satisfy SEC rules regarding delivery of our Proxy Materials, including our proxy statement, or delivery of the Notice of Internet Availability of Proxy Materials, by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as householding. We have delivered only one set of the Proxy Materials or one Notice of Internet Availability of Proxy Materials, as applicable, to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date. We undertake to promptly deliver, upon written or oral request, a separate copy of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2021 and/or our Notice of Internet Availability of Proxy Materials, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please send the request to Vertiv Holdings Co, Attn: Investor Relations, 1050 Dearborn Dr., Columbus, Ohio, 43085 or calling us at 614.841.6776.

If your shares are held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2021 and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, please contact your brokerage firm or bank. If your brokerage firm or bank is unable or unwilling to assist you, please contact our Investor Relations department at our executive office by calling 614.841.6776. Stockholders sharing an address who are receiving multiple copies of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials may request to receive a single copy of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, by contacting our Investor Relations department at our executive office by calling 614.841.6776.

Whom should I contact if I have additional questions?

You can contact our Investor Relations department at our executive office at 614.841.6776. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the Investor Relations page of our corporate website at www.investors.vertiv.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements and schedules and amendments thereto filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Vertiv Holdings Co

Attn: Investor Relations

1050 Dearborn Dr

Columbus, Ohio 43085

8 |	- 2022 Proxy Statement

Proposal 1: Election of Directors

At the Annual Meeting, stockholders will vote to elect the nine nominees named in this proxy statement as directors. Each of the directors elected at the Annual Meeting will hold office until the 2023 annual meeting of stockholders and until his/her successor has been duly elected and qualified. Our Board of Directors has nominated each of David M. Cote, Rob Johnson, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Robin L. Washington and Edward L. Monser to serve as directors for terms expiring at the 2023 annual meeting of stockholders and until each of their successors has been duly elected and qualified. The persons named as proxies will vote to elect each of David M. Cote, Rob Johnson, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Robin L. Washington and Edward L. Monser unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All the nominees are currently serving as directors and we do not expect that the nominees will be unavailable or will decline to serve. Information about each of the director nominees is set forth below.

Our Board of Directors recommends that you vote FOR each of the nominees for our Board of Directors in this proposal 1.

Nominees for Election

The following sets forth certain information about our directors as of the date of this proxy statement.

Directors

DAVID M. COTE Age: 69 Director Since: 2020 Director and Executive Chairman of the Board

Background:

Mr. Cote has served as our Executive Chairman of our Board of Directors since February 7, 2020. From April 2018 until the Business Combination, Mr. Cote served as Chief Executive Officer, President and Secretary, and Chairman of the Board of Directors of GSAH. Mr. Cote served as Chairman and Chief Executive Officer of Honeywell from July 2002 to March 2017. Most recently, Mr. Cote was Executive Chairman of the Board at Honeywell until April 23, 2018. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. Mr. Cote was a director of the Federal Reserve Bank of New York from March 2014 to March 2018, as well as a director of Juniper Industrial Holdings, Inc. from March 2020 until its merger with Janus International Group Inc. in June 2021.

Qualifications:

Mr. Cote was selected to serve on our Board due to his significant leadership experience and his extensive management and investment experience, including in the industrial sector.

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ROB JOHNSON Age: 55 Director Since: 2020 Director and Chief Executive Officer

Background:

Mr. Johnson has served as our Chief Executive Officer and one of our directors since February 7, 2020. From December 2016 until the Business Combination in February 2020, Mr. Johnson served as the Chief Executive Officer of Vertiv and was Vertiv’s first CEO. Prior to December 2016, he had been an operating partner at venture capital firm Kleiner Perkins Caufield & Byers (“Kleiner Perkins”) from 2014 to 2016. From 2013 to 2014, Johnson worked in executive positions at Consolidated Container Corporation. Prior to Consolidated Container Company, Mr. Johnson had a five-year tenure, between 2008 and 2013, in executive positions at A123 Systems (formerly NASDAQ: AONE), a global manufacturer of lithium ion batteries. On October 16, 2012, A123 Systems voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code and, on January 29, 2013, A123 Systems completed the sale of substantially all of its assets and operations. Mr. Johnson was the Chief Executive Officer of American Power Conversion (formerly NASDAQ: APCC) (“APC”) from 2006 until 2007, where he managed the company’s sale to Schneider Electric (OTC: SBGSY) for $6.1 billion in 2007. Prior to his CEO role at APC, Mr. Johnson was a general manager at APC with responsibility for power management, thermal management, IT infrastructure, along with software and controls. Before his roles at APC, Mr. Johnson led Systems Enhancement Corporation, a company he founded to create innovative software and hardware solutions for the data center industry. He sold that company to APC in 1997. Mr. Johnson earned a Bachelor of Science and honorary Ph.D. in Engineering Management from The Missouri University of Science and Technology. He was elected into the Engineering Management Academy of Sciences. He served on several boards in the past and is the co-author of “Executing Your Business Transformation,” a guide for companies navigating major changes published in 2010. Rob Johnson is the brother of Patrick Johnson who serves as our Executive Vice President of Integrated Rack Solutions.

Qualifications:

Mr. Johnson was selected to serve on our Board due to his knowledge of the data center industry and his experience operating Vertiv for the past 5 years.

JOSEPH VAN DOKKUM Age: 68 Director Since: 2020 Director

Background:

Mr. van Dokkum has served as one of our directors since February 7, 2020. Mr. van Dokkum is Chairman of Imperative Science Ventures, a venture capital firm focused on science breakthroughs since 2019. From 2009 to 2019, he was an Operating Partner with Kleiner Perkins in Menlo Park, CA, where he worked closely with his investment partners and the leadership of their start-up and growth portfolio companies to accelerate commercialization and scale the businesses. Prior to 2009, Mr. van Dokkum served for seven years as President of UTC Power, a division of United Technologies Corporation (NYSE: UTX), where he was instrumental in organically growing UTC Power’s power generation products and service offerings, including fuel cells, renewable power solutions and combined cooling, heating and power applications for the commercial building markets. Prior to his tenure with UTC Power, Mr. van Dokkum was with Siemens (OTC: SIEGY) for 17 years. For the last six of those years, he served as President and Chief Executive Officer of Siemens Power Transmission & Distribution, Inc. during which time he augmented the company’s traditional power equipment, such as switchgear, power breakers, transformers and regulators, with intelligent systems and controls. This effort returned profitability to the business and enabled the expansion of the product portfolio through numerous acquisitions. Mr. van Dokkum serves on the boards of Ionic Materials, Inc. since 2013 and Ndustrial since 2017, and served as a director on the board of Solidia Technologies from 2011 until his retirement in December 2021. He earned his Bachelor’s and Master’s Degrees in Electrical Engineering from the Institute of Technology, Albertus Magnus.

Qualifications:

Mr. van Dokkum was selected to serve on our Board due to his extensive leadership experience and industry knowledge.

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ROGER FRADIN Age: 68 Director Since: 2020 Director

Background:

Mr. Fradin has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Fradin served as one of GSAH’s directors. Mr. Fradin joined Honeywell in 2000 when Honeywell acquired Pittway Corporation. Mr. Fradin served as president and chief executive officer of Honeywell’s Automation and Control Solutions business from January 2004 to April 2014. Mr. Fradin served as vice chairman of Honeywell from April 2014 until his retirement in February 2017. Mr. Fradin is also a consultant for The Carlyle Group and an advisor to Seal Rock Partners. Mr. Fradin received his M.B.A. and B.S. degrees from The Wharton School at the University of Pennsylvania, where he has also served as a member of the faculty. Mr. Fradin has served as the chairman of Victory Innovation, a Carlyle Group company, and a director of L3Harris Technologies Inc. (NYSE: LHX) since 2016, Resideo Technologies Inc (NYSE: REZI) since 2018, Janus International Group Inc (NYSE: JBI) since 2021, Juniper II Corporation (NYSE: JUN) since 2021, and was formerly a director of MSC Industrial Direct Co., Inc. (Nasdaq: MSM) from 1998 to 2019 and Pitney Bowes Inc. (NYSE: PBI) from 2019 – 2021.

Qualifications:

Mr. Fradin was selected to serve on our Board due to his deep industrial expertise, specifically in the automation and control solutions sectors, as well as for his experience overseeing acquisitions.

JACOB KOTZUBEI Age: 53 Director Since: 2020 Director

Background:

Mr. Kotzubei has served as one of our directors since February 7, 2020. Mr. Kotzubei joined Platinum Equity, a private equity firm, in 2002 and is a Partner at the firm. Mr. Kotzubei serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4.5 years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei serves on the board of directors of Ryerson Holding Corporation (NYSE: RYI) since 2010, and is a former director of Key Energy Services, Inc. (NYSE: KEG) (2016 to February 2022) and Verra Mobility Corporation (NASDAQ: VRRM) (2018 to 2021). Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law, where he was elected a member of the Columbia Law Review.

Qualifications:

Mr. Kotzubei was selected to serve on our Board due to his experience in executive management oversight, private equity, capital markets, mergers and acquisitions and other transactional matters.

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MATTHEW LOUIE Age: 44 Director Since: 2020 Director

Background:

Mr. Louie has served as one of our directors since February 7, 2020. Mr. Louie joined Platinum Equity in 2008 and is a Managing Director at the firm. Mr. Louie serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2008, Mr. Louie was an investment professional at American Capital Strategies, a middle- market focused private equity firm. Prior to American Capital, Mr. Louie worked in venture capital and growth equity at both Canaan Partners and Agilent Technologies, and in investment banking at Donaldson, Lufkin & Jenrette. Mr. Louie holds undergraduate degrees in both Economics as well as Political Science from Stanford University and a MBA from Harvard Business School.

Qualifications:

Mr. Louie was selected to serve on our Board due to his experience related to private equity, capital markets, transactional matters and post-acquisition oversight of operational performance at portfolio companies.

EDWARD L. MONSER Age: 71 Director Since: 2020 Director

Background:

Mr. Monser has served as one of our directors since February 7, 2020. Mr. Monser serves on the board of directors for Air Products & Chemicals, Inc. (NYSE: APD) since 2013, where he is the Lead Director and a member of the Governance and the Management Development and Compensation Committees, and formerly served as a director and member of the Audit and Compensation Committees for Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP), serving on the Board from 2018 until his retirement in April 2022. From 2010 to 2018, Mr. Monser served as president of Emerson (NYSE: EMR), where he had more than 30 years of experience in senior operational positions and played a key role in its globalization. From 2001 to 2015, he was a member of Emerson’s Office of the Chief Executive and served as its Chief Operating Officer. Mr. Monser is active in promoting international understanding and trade and was vice chairman of the U.S.-India Strategic Partnership Forum. He has served on the advisory Economic Development Board for China’s Guangdong Province, the board of advisors for South Ural State University in Chelyabinsk, Russia and the board of the U.S.-China Business Council, where he was also vice chairman. Mr. Monser received a Bachelor’s Degree in electrical engineering from Illinois Institute of Technology in 1980 and has a Bachelor’s Degree in education from Eastern Michigan University. He is an alumnus of the executive education program at the Stanford University Graduate School of Business.

Qualifications:

Mr. Monser was selected to serve on our Board due to his extensive experience in key management positions, including at Emerson when Vertiv was part of that company.

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STEVEN S. REINEMUND Age: 74 Director Since: 2020 Director

Background:

Mr. Reinemund has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Reinemund served as one of GSAH’s directors. Mr. Reinemund served as Dean of Business at Wake Forest University from July 2008 to June 2014, an organization he joined after a 23-year career with PepsiCo, Inc. (NASDAQ: PEP) (“PepsiCo”). At PepsiCo, Mr. Reinemund served as Executive Chairman from October 2006 to May 2007, and as Chairman and Chief Executive Officer from May 2001 to October 2006. Prior to being Chief Executive Officer, he was PepsiCo, Inc.’s President and Chief Operating Officer from September 1999 to May 2001. Mr. Reinemund began his career with PepsiCo, Inc. in 1984 at Pizza Hut, Inc. and held other positions until he became president and Chief Executive Officer of Frito-Lay’s North American snack division in 1992. He became Chairman and Chief Executive Officer of Frito-Lay’s worldwide operations in 1996. Mr. Reinemund was a director of Johnson & Johnson (NYSE: JNJ) from 2003 to 2008, American Express Company (NYSE: AXP) from 2007 to 2015, Exxon Mobil Corporation (NYSE: XOM) from 2007 to 2020, Marriott International, Inc. (Nasdaq: MAR) from 2007 to 2020, Chick-fil-a from 2015 to 2021, and GS Acquisition Holdings Corp. II from 2020 until its merger with Mirion Technologies in October 2021. Mr. Reinemund currently serves as a director and chair of the compensation committee of Walmart Inc. (NYSE: WMT) since 2010, chairman of Kohana Coffee Holdings since 2021, and a director and chair of the audit committee of Catalyst Partners Acquisition Corp (NASDAQ: CPARU) since 2021. He also serves on the Board of Directors at USNA Foundation. A graduate of the United States Naval Academy in 1970, Mr. Reinemund served five years as an officer in the United States Marine Corps, achieving the rank of Captain. He received an MBA from the University of Virginia and has been awarded honorary doctorate degrees by Johnson and Wales University and Bryant University.

Qualifications:

Mr. Reinemund was selected to serve on our Board due to his considerable business leadership roles, mergers and acquisitions experience and his relevant board expertise.

ROBIN L. WASHINGTON Age: 59 Director Since: 2020 Director

Background:

Robin L. Washington serves on the Board of Directors of Alphabet, Inc. (NASDAQ: GOOG) since April 2019, where she is chair of the leadership development and compensation committee, Honeywell International, Inc. (NYSE: HON) since April 2013, Salesforce.com (NYSE: CRM) since September 2013, where she chairs the audit committee, and privately held companies, Beacon Biosignals and StockX. Ms. Washington served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc., from May 2008—November 2019 where she oversaw Global Finance, Facilities and Operations, Investor Relations and the Information Technology organizations. Prior to Gilead, Ms. Washington was the Chief Financial Officer of Hyperion Solutions Inc. from January 2006 until it was acquired by Oracle Corporation in March 2007. Prior to that, she spent nearly 10 years at Peoplesoft, Inc. where she served in a number of executive financial positions. Ms. Washington is also a member of the Presidents Council & Ross Business School Advisory Board, University of Michigan; the UCSF Benioff Children’s Hospital Oakland Board of Directors; and a trustee of both the Financial Accounting Foundation and Mastercard Foundation. She is a certified public accountant and holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University.

Qualifications:

Ms. Washington was selected to serve on the board due to her extensive experience in management, operations and accounting in the life sciences and technology sectors along with her financial expertise.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our Board of Directors consists of nine directors. In accordance with our certificate of incorporation and bylaws, the number of directors on our Board of Directors will be determined from time to time by the Board of Directors.

Each director is to be elected annually and to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by the remaining directors.

Director Independence

The rules of the New York Stock Exchange (“NYSE”) require that a majority of our Board of Directors be independent. An independent director is defined generally as a person that, in the opinion of the company’s Board of Directors has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) that would be inconsistent with a determination that the director is independent in accordance with independence requirements under our Corporate Governance Guidelines and as implemented by NYSE. Our Board has determined that seven of our Directors, being each of Roger Fradin, Robin L. Washington, Joseph van Dokkum, Edward L. Monser, Jacob Kotzubei, Matthew Louie and Steven S. Reinemund, are independent under applicable SEC and NYSE rules.

Board of Directors Leadership Structure

We currently separate the roles of chairman of the Board of Directors and Chief Executive Officer. Mr. Cote serves as Executive Chairman of our Board of Directors. This structure enables the Board of Directors to effectively exercise its role in oversight of Vertiv while allowing our Chief Executive Officer to focus on the management of the day-to-day conduct of our business.

Mr. Cote’s role as Executive Chairman includes providing strategic advice and counsel based on his experience and expertise. In his support of the management team in their decision-making and implementation of strategy, management and the Executive Chairman may communicate daily, and Mr. Cote attends regular meetings with management. Mr. Cote also acts as the liaison between management and the Board of Directors.

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Board of Directors Role in Risk Oversight

It is the duty of our Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of our Company. The specific risk areas of focus for the Board of Directors and each of its Committees are summarized below.

Board/Committee	Primary Areas of Risk Oversight

Board of Directors

•  Our Board of Directors engages in the oversight of risk in various ways.

•  Sets goals and standards for our employees, officers, and directors.

•  Reviews the structure and operation of our various departments and functions. In these reviews, our Board of Directors discusses with management material risks affecting those departments and functions and management’s approach to mitigating those risks.

•  Reviews and approves management’s operating plans and any risks that could affect the results of those operating plans.

•  In collaboration with the Audit Committee, oversees the Company’s cybersecurity initiatives, product security, enterprise resource planning and SOX compliance, and internal controls.

•  In its review of Annual Reports on Form 10-K (including any amendments thereto), our Board of Directors reviews our business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the reports.

•  When our Board of Directors reviews particular transactions and initiatives that require its approval, or that otherwise merit its involvement, it generally includes related analysis and risk mitigation plans among the matters addressed with senior management. The day-to-day identification and management of risk is the responsibility of our management.

•  As the market environment, industry practices, regulatory requirements and our business evolve, we expect that senior management and our Board of Directors will respond with appropriate risk mitigation strategies and oversight.

Audit Committee

•  Our Audit Committee engages in the oversight of risk in various ways.

•  Discusses with management the major financial, legal, compliance and other significant risks faced by the Company

•  Discusses guidelines and policies governing the process by which our senior management assesses and manages the Company’s exposure to risk.

•  Works directly with members of senior management, our independent auditors and, if appropriate, and our internal audit team to review and assess (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors.

•  Assisting the Board’s oversight of, among other things, data and cybersecurity policies, procedures and activities, compliance with laws and regulatory requirements including SOX, internal controls, and enterprise resource planning.

•  Reviews our business and related risks quarterly in connection with the preparation of Quarterly Reports on Form 10-Q and Annual Reports on form 10-K.

Compensation Committee

•  Our Compensation Committee engages in the oversight of risk in various ways.

•  Oversees the management of risks relating to our executive compensation programs and employee benefit plans.

•  Reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions and reports as appropriate to our Board of Directors.

Nominating and Corporate Governance Committee

•  Our Nominating and Corporate Governance Committee engages in the oversight of risk in various ways.

•  Oversees the management of risks relating to our corporate governance structure and director selection process.

Attendance at Board of Directors and Committee Meetings and Annual Meeting

During the year ended December 31, 2021:

•	the Board of Directors held 5 meetings;

•	the Audit Committee held 9 meetings;

•	the Nominating and Corporate Governance Committee held 4 meetings; and

•	the Compensation Committee held 5 meetings.

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In the year ended December 31, 2021, no member of our Board of Directors attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the number of meetings held by all Committees of the Board of Directors (during the periods that he or she served on such Committees).

According to our Corporate Governance Guidelines, our directors are expected to make reasonable best efforts to attend the Annual Meeting, meetings of the Board of Directors and meetings of Committees on which they serve. All directors attended our 2021 annual meeting of stockholders. Directors are expected to review meeting materials prior to Board of Directors and Committee meetings and management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company’s business.

Board Committees

Our Board has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is composed solely of independent directors. Each Committee operates under a charter that was approved by our Board and has the composition and responsibilities described below. The charter of each Committee is available on the investors page of our website at www.vertiv.com.

Audit Committee

The members of our Audit Committee are Steven S. Reinemund, Robin L. Washington and Edward L. Monser. Mr. Reinemund serves as the Chairman of the Audit Committee.

Each member of the Audit Committee is financially literate and our Board has determined that Mr. Steven S. Reinemund qualifies as an Audit Committee “financial expert” as defined in applicable SEC rules and has the requisite accounting or related financial management expertise.

We have adopted an Audit Committee charter, which details the purpose and principal functions of the Audit Committee, including:

•

assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	preparing any report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission;

•

the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services of the Company;

•

pre-approving the independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us;

•

reviewing the performance of the independent auditors, including the lead partner of the independent auditors, and making decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues; and (3) all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category);

•	evaluating the independence of the independent auditors;

•

meeting to review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

•

reviewing with management and the independent auditors the following information which is required to be reported by the independent auditor: (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (3) all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and (4) any of our material financial arrangements which do not appear on our financial statements;

•	reviewing with management, the independent auditors and, if appropriate, our director of internal auditing, our annual audited financial statements and quarterly financial statements;

•

reviewing the type and presentation of information to be included in any earnings, or financial press releases as well as review of any financial information and earnings guidance provided to analysts or rating agencies;

•	resolving all disagreements between the independent auditors and management regarding financial reporting;

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•

reviewing with management the Company’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

•

establishing and maintaining free and open means of communication between and among the Committee, the independent auditors and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

•	pre-approving the hiring and termination of the key leaders in the Company’s financial organization, meaning the Chief Financial Officer and the Company’s internal audit manager;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Roger Fradin, Joseph van Dokkum and Steven S. Reinemund. Mr. Fradin serves as the chairman of the Compensation Committee.

We have adopted a Compensation Committee charter, which details the purposes and responsibilities of the Compensation Committee, including:

•

reviewing at least annually any executive compensation plans of the Company and the Company’s goals and objectives of such plans, and, if the Compensation Committee deems it appropriate, adopting or amending executive compensation plans;

•

evaluating annually the performance of the Chief Executive Officer in light of our goals and objectives, including the goals and objectives of any executive compensation plans, and determining and approving, and recommending to the Board for approval, the Chief Executive Officer’s compensation level based on this evaluation;

•

evaluating annually the performance of the other executive officers, if any, of the Company in light of the goals and objectives of any executive compensation plans of the Company, and either as a Committee or together with the other independent directors, determining and approving the compensation of such other executive officers;

•	reviewing and approving any employment agreements, severance or termination arrangements and any other compensatory contracts or arrangements to be made with any executive officer of the Company;

•	administering our equity-based compensation plans;

•

reviewing compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and reviewing and discussing, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements;

•

reviewing and discussing with management the Compensation Discussion and Analysis required in the proxy statement or annual report, as well as preparing a report to be included in our annual proxy statement or annual report; and

•	evaluating annually the appropriate level of compensation for non-employee directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such consultant, counsel or adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such consultant, counsel, or adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Joseph van Dokkum, Roger Fradin and Edward L. Monser. Mr. van Dokkum serves as the chairman of the Nominating Committee.

We have adopted a Nominating and Corporate Governance Committee charter, which details the purposes and responsibilities of the Nominating and Corporate Governance Committee, including:

•

identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board of Directors and, if appropriate, establishing procedures to be followed by stockholders in submitting recommendations for Board of Directors candidates;

•

developing and recommending to our Board of Directors a set of corporate governance guidelines and any other applicable codes of ethics or conduct, consistent with the requirements of any applicable laws, regulations and listing standards;

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•	overseeing the annual evaluation of our Board of Directors, and evaluating and reporting to the Board of Directors on the performance and effectiveness of the Board of Directors; and

•	reviewing on an annual basis the corporate governance principles adopted by the Board of Directors and recommending any desirable changes to the Board of Directors.

The charter also provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board of Directors considers: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest, applicable listing standards and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors.

Policy Regarding Director Nominations

Our Nominating and Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee evaluates all factors that it deems appropriate, including the number of current directors, as well as the qualifications set forth in our Corporate Governance Guidelines, including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that it considers appropriate in the context of the needs of the Board of Directors.

In its discretion, the Nominating and Corporate Governance Committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above.

In addition to the process described above, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Additional Information” in this proxy statement.

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with our Board of Directors, the independent directors as a group or any specific member or members of our Board of Directors should send such communications to the attention of our Corporate Secretary, at Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085. Communications should contain instructions on which member or members of the Board of Directors the communication is intended for, if applicable. In general, such communication will be forwarded to the intended recipients. However, the Corporate Secretary may, in her discretion, decline to forward any communications that are abusive, threatening or otherwise inappropriate.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Conduct is available on the investor page of our website, www.vertiv.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website.

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Director Compensation

Director Compensation Policy

The following table shows the cash compensation structure for non-employee directors for 2021. There was no increase from the prior year, and there has been no increase for 2022.

Cash Retainer

Chairman of the Board	$ 200,000

Committee Chair – Audit	$ 150,000

Committee Chair – Compensation	$ 130,000

Committee Chair – Nom & Governance	$ 115,000

Other Board Member	$ 100,000

In addition, each non-employee director received an annual equity grant consisting of stock options with four-year annual ratable vesting. Consistent with executive compensation, the Board believed that stock option awards served as an appropriate long-term incentive because our directors would only realize value if the stock price increased, aligning their long-term interests with those of our public stockholders. Stock options have an exercise price equal to the closing price of our stock on the grant date. As a result, the Compensation Committee believes that stock options are an important and effective part of director compensation because the value of the awards to our directors is directly tied to and predicated on increases in our stock price after the grant date, for which our stockholders benefit. If our stock price decreases following the grant date (as has occurred since the options were granted during 2021), then the directors do not realize value on their stock options. In determining the amount of options to grant in 2021, the Board and Compensation Committee primarily considered the number of shares that would be appropriate, rather than targeting a specific value, and so granted the same number of options as granted during the prior year.

We believe that our director compensation levels are necessary and appropriate in order to attract and retain outstanding talent who possess the proper skill sets to drive Vertiv’s short- and long-term strategies. The Committee has also reviewed peer group data. Our Executive Chairman receives a higher level of compensation, with the primary focus of his compensation in the form of equity awards, due to the active role he plays and significant time commitment he makes in leading the Board and helping management implement our strategy. Further, our Committee Chairs receive higher levels of cash retainers in acknowledgement of the additional workload in leading these Committees.

Vertiv reimburses directors for reasonable and necessary out-of-pocket expenses incurred in attending Board and Committee meetings or performing other services in their capacities as directors. The Board expects to review director compensation periodically to ensure that the director compensation package remains competitive such that Vertiv is able to recruit and retain qualified directors.

Director Compensation Table

The following table sets forth information concerning the compensation for our directors during fiscal 2021, except that Mr. Johnson’s compensation is reported in the Summary Compensation Table below under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

David M. Cote	200,000	—	744,348	—	944,348

Joseph van Dokkum	115,000	—	248,114	—	363,114

Roger Fradin	130,000	—	248,114	—	378,114

Jacob Kotzubei	100,000	—	248,114	—	348,114

Matthew Louie	100,000	—	248,114	—	348,114

Edward L. Monser	100,000	—	248,114	—	348,114

Steven S. Reinemund	150,000	—	248,114	—	398,114

Robin L. Washington	100,000	—	248,114	—	348,114

(1)

On February 4, 2021, each director received options to purchase 38,647 shares of Class A common stock (115,942 shares in the case of Mr. Cote), with a per share exercise price of $20.56, which was the closing price of our Class A common stock on the grant date. These options were approved at a meeting of the Compensation Committee on February 2, 2021, subject to approval by the Board at a meeting on February 3, 2021, with the grants to be effective on February 4, 2021. The amounts reported in this column represent the aggregate grant date fair value of such option awards computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements for the year ended December 31, 2021. The options reported in this table vest annually over four years following grant, subject to the director’s continued service.

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(2)

As of December 31, 2021, each of the non-employee directors held unexercised stock options (vested and unvested) with respect to 77,294 shares (or 231,884 shares in the case of Mr. Cote). There were no unvested stock awards held by any non-employee director.

(3)

This column requires reporting the amount of other compensation, including personal benefits or perquisites that exceed $10,000 in the aggregate. This table excludes reimbursements for expenses incurred in attending Board and Committee meetings or performing other services in their capacities as directors. Our directors may be accompanied by a spouse or guests on our chartered aircraft while on business travel, which does not result in aggregate incremental cost to the Company.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement.

Name	Age	Position

David M. Cote	69	Executive Chairman of the Board*

Rob Johnson	55	Chief Executive Officer and Director*

Joseph van Dokkum	68	Director*

Roger Fradin	68	Director*

Jacob Kotzubei	53	Director*

Matthew Louie	44	Director*

Ed Monser	71	Director*

Steve Reinemund	74	Director*

Robin Washington	59	Director*

David J. Fallon	52	Chief Financial Officer

Giordano Albertazzi	56	President of Americas

Edward Cui	48	President of North Asia

Erin Dowd	55	Chief Human Resources Officer

Jason M. Forcier	50	Chief Operations Officer and Executive Vice President, Infrastructure and Solutions

Stephanie Gill	51	Chief Legal Counsel and Corporate Secretary

Sheryl Haislet	56	Chief Information Officer

Patrick Johnson	51	Executive Vice President of Integrated Rack Solutions

Stephen Liang	63	Chief Technology Officer

Gary Niederpruem	47	Chief Strategy and Development Officer

Anand Sanghi	51	President of Australia, New Zealand, Southeast Asia & India

Philip O’Doherty	61	Managing Director of E&I Engineering

Karsten Winther	52	President of Europe, Middle East and Africa

*	Biographical information for each of our directors is set forth under “Proposal 1: Election of Directors—Nominees for Election” above.

David J. Fallon. Mr. Fallon has served as our Chief Financial Officer since February 2020. From July 2017 until the Business Combination in February 2020, Mr. Fallon served as the Chief Financial Officer of Vertiv and has more than 25 years of experience in financial management with global companies. Prior to joining Vertiv, from 2010 to 2017, Mr. Fallon served as Chief Financial Officer at CLARCOR, Inc. (formerly NYSE: CLC), which was a $1.4 billion filtration company with operations in North America, Europe, Asia, Africa and Australia. From 2009 to 2010, Mr. Fallon served as Vice President of Finance for CLARCOR, Inc. CLARCOR, Inc. was purchased by Parker-Hannifin (NYSE: PH) in February 2017. From 2002 to 2009, Mr. Fallon served as Chief Financial Officer and Vice President of Finance for Noble International (formerly NASDAQ: NOBL), which was a $1.1 billion auto supplier with global manufacturing operations. Prior to joining Noble International, Mr. Fallon served as Treasury Manager at Textron Automotive from 2000 to 2002, a financial analyst at DaimlerChrysler from 1997 to 2000 and as a senior accountant at Deloitte & Touche from 1991 to 1995. Mr. Fallon earned a MBA from the Wharton School of Business and a BS in Business Administration from the University of Dayton. He is certified as a Chartered Financial Analyst® and a Certified Public Accountant (inactive).

Giordano Albertazzi. Mr. Albertazzi has served as our President of Americas since March 2022. Previously, he served as our President of Europe, Middle East and Africa since February 2020. From 2016 until the Business Combination in February 2020, Mr. Albertazzi served as the President of Vertiv in Europe, Middle East and Africa and was responsible for Vertiv’s operations and business development within the region. Mr. Albertazzi began his career at Kone Elevators, where he progressed through operations and product development leadership. Mr. Albertazzi joined Emerson Network Power, a group of Emerson Electric (NYSE: EMR) in 1998 and held positions with increasing responsibility, including Plant Manager from 1999 to 2001, EMEA Marketing and Product Management Director from 2002 to 2004, and Managing Director for the Italian market unit from 2004 to 2006. In 2006, Mr. Albertazzi was promoted to Vice President Services for the Liebert Europe business. In 2011, Mr. Albertazzi was appointed Vice President Services for the broader Europe, Middle East and Africa region until he was promoted in 2014 to Vice President Sales. Mr. Albertazzi holds a Bachelor’s Degree in mechanical engineering from the Polytechnic University of Milan and Master’s Degree in management from Stanford Graduate School of Business.

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Edward Cui. Mr. Cui has served as our President of North Asia since March 2022, and is responsible for China operations, supply chain, service, marketing, engineering and sales. Mr. Cui previously served as the VP Engineering in Asia Pacific from November 2020 to February 2022 where he was responsible for Engineering Innovations and New Product Development. Mr. Cui has been with Vertiv since 1997, with roles as VP of Engineering from November 2020 until February 2022 with leadership of three R&D centers, VP of Sales from February 2017 until October 2020, VP of Marketing from October 2013 until January 2017, VP of Wind Power product line from July 2007 until September 2013, and key positions in strategic marketing and planning. He started his career at Avansys, Huawei in July 1997 with roles growing in responsibility from design engineer to deputy director of product management to director of operations. Edward holds a Bachelor of Science in Electrical Automation/Electrical Engineering and a Master of Science in Power Electronics/Electrical Engineering from Tsinghua University, and an EMBA degree from Washington University in St. Louis.

Erin Dowd. Ms. Dowd has served as our Chief Human Resources Officer since January 2021 and is responsible for the development and execution of our global human resources strategy including talent management, employee engagement, performance development and total rewards. Previously, Ms. Dowd served as Vice President of HR from 2018 until January 2021 for Vertiv’s global business units. Prior to joining Vertiv, Ms. Dowd spent more than 20 years in human resources leadership with The Compass Group from 1994 until 2001 and Hewlett Packard (NYSE: HPE) from 2001 until 2018, where she held HR leadership roles in sales, services, delivery, and most recently was Vice President of HR for the Global Functions. Ms. Dowd is a decorated U.S. Army veteran, having retired from service with the rank of Colonel. Ms. Dowd earned her bachelor’s degree from the University of New Hampshire and holds a master’s degree in business from Tennessee State University. Further, Ms. Dowd holds several certifications in coaching, performance development and employee relations law.

Jason M. Forcier. Mr. Forcier has served as our Chief Operations Officer and Executive Vice President, Infrastructure and Solutions since February 2020. From May 2019 until the Business Combination in February 2020, Mr. Forcier served as the Chief Operations Officer of Vertiv and, prior to that role, as Executive Vice President of Infrastructure and Solutions of Vertiv since October 2017, where he has global responsibility for manufacturing, operations, supply chain and quality, as well as leading the large infrastructure and solutions lines of business. Prior to joining Vertiv, Mr. Forcier spent eight years at A123 Systems, a global manufacturer of lithium ion batteries, where he was the Chief Executive Officer from 2013 until 2017 and member of the board of management. Mr. Forcier joined and established the automotive business of A123 Systems in 2009 and was a member of the executive management team that led the company through its initial public offering on Nasdaq. On October 16, 2012, A123 Systems voluntarily filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and, on January 29, 2013, A123 Systems completed the sale of substantially all of its assets and operations. Prior to joining A123 Systems, Mr. Forcier served as Vice President and General Manager of the global electronics business of Lear Corporation (NYSE: LEA) from 2008 until 2009 and as the North American President, Automotive Electronics Division of Robert Bosch LLC from 1996 until 2008. Over the course of his 12-year career with Bosch, he was also a co-founder and Chief Executive Officer of ETAS, Inc., a Bosch Subsidiary. Mr. Forcier earned a Bachelor’s Degree in mechanical engineering from GMI Engineering & Management Institute (now Kettering University) and a Master’s Degree in business administration from the University of Michigan.

Stephanie Gill. Ms. Gill has served as our Chief Legal Counsel and Corporate Secretary since January 2021 and is responsible for Vertiv’s global legal strategy, corporate compliance and regulatory functions. Prior to joining Vertiv, Ms. Gill spent 15 years with CNX Resources Corporation (NYSE: CNX), formerly CONSOL Energy Inc., a publicly traded energy company, from 2005 until December 2020. At CNX, Ms. Gill held a variety of positions of increasing responsibility, culminating in her being appointed Vice President and General Counsel in December 2014. Ms. Gill started her legal career as an associate at Jones Day in 1996. After Ms. Gill’s tenure at Jones Day, she joined the corporate group at Buchanan Ingersoll & Rooney in 1999, where she was promoted to shareholder effective 2005, working with public and private companies in various industries. While in law school, Ms. Gill also served as a law clerk in the United States Bankruptcy Court for the Western District of Pennsylvania. Ms. Gill is a graduate of The Wharton School of Business of The University of Pennsylvania with a bachelor of science degree in economics and a concentration in accounting and of The Dickinson School of Law of Penn State University, where she received her doctorate of jurisprudence and was the managing editor of The Law Review.

Sheryl Haislet. Ms. Haislet has served as our Chief Information Officer since February 2020. Prior to joining Vertiv, from October 2015 to September 2019, Ms. Haislet was the Chief Information Officer and Vice President of Information Technology and Digital Office at Adient plc, a $17 billion global automotive seating manufacturer. Prior to joining Adient, Ms. Haislet spent 25 years with Johnson Controls (NYSE: JCI). At Johnson Controls, Ms. Haislet held a variety of positions of increasing seniority, culminating in her being appointed Chief Information Officer and Vice President of Information Technology, Power Solutions, in October 2014. Ms. Haislet holds an executive MBA from the Quantic School of Business and Technology, a Graduate Certificate in SAP from Central Michigan University, a Masters in computer information systems from Grand Valley State University and a BA from the University of Michigan.

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Patrick Johnson. Mr. Johnson has served as our Executive Vice President of Integrated Rack Solutions (previously Information Technology and Edge Infrastructure) since November 2017. Mr. Johnson started his career with Systems Enhancement Corporation, which was sold to APC in 1997. Mr. Johnson held various positions with APC for 10 years until it was acquired by Schneider Electric in 2007. From 2010 to 2016, Mr. Johnson was Vice President of Rack Systems at Schneider Electric and was then promoted to Senior Vice President of Datacenter Systems, having responsibility for the product lines of Racks, Rack PDUs, Thermal and Software. In late 2016, Mr. Johnson joined Artesyn Embedded Technologies, where he served as Senior Vice President of Strategic Initiatives until November 2017. Mr. Johnson earned a BS in engineering management from The Missouri University of Science and Technology. Patrick Johnson is the brother of Rob Johnson who serves as our Chief Executive Officer.

Stephen Liang. Mr. Liang has served as our Chief Technology Officer since February 2021 and was previously our President of Asia Pacific from February 2020 to February 2021. Mr. Liang previously served as the President of Vertiv in Asia Pacific from 2016 until the Business Combination in February 2020, where he was responsible for Vertiv’s operations and business development in the Asia Pacific region. Mr. Liang began working at Emerson Electric (NYSE: EMR) in 1994 in the Astec business, a business specializing in power supply solutions for the computing and communications industries. While at Astec, Mr. Liang served as Executive Vice President of Operations from April 1994 until October 2001. In October 2001, Mr. Liang was promoted to President of Emerson Network Power China, leading the merging of four organizations and migrating R&D and production facilities and served in this role until 2006, when he was promoted to the position of President of China and Energy Systems Asia. In 2008, Mr. Liang became President, Emerson Network Power Asia Pacific, responsible for all of Network Power’s Asia Pacific businesses including China, India and Australia, until he was promoted to Group Vice President, Telecom & President Asia Pacific in 2013, when Mr. Liang also took on management responsibility for the global telecom business. Mr. Liang holds a Bachelor’s Degree and a Master’s Degree in mechanical engineering from the Massachusetts Institute of Technology.

Gary Niederpruem. Mr. Niederpruem has served as our Chief Strategy and Development Officer since February, 2020. From 2018 until the Business Combination in February 2020, Mr. Niederpruem served as the Chief Strategy and Development Officer of Vertiv and was responsible for leading the marketing, strategy and M&A functions. Mr. Niederpruem has more than 20 years of experience in analyzing market trends, engaging customers and setting corporate-wide and business unit offering strategies to align with the market. Mr. Niederpruem has driven strategy and growth initiatives through both organic and inorganic activities. Prior to joining Vertiv, Mr. Niederpruem held a variety of P&L and product management leadership roles at Emerson Electric (NYSE: EMR) and Danaher (NYSE: DHR). From 2011 to 2014, Mr. Niederpruem was the General Manager of the Integrated Modular Solutions business and Vice President of Product Management of Emerson Electric. In 2014, he was named Vice President of Global Marketing for Emerson Network Power, a group of Emerson Electric, and, in mid-2016, he assumed oversight for the strategy function of Emerson Network Power, when he was promoted to Executive Vice President, Marketing, Strategy and Development, a role in which he served until 2018. Mr. Niederpruem attended John Carroll University where he received a Bachelor’s Degree in marketing and logistics and he has a Master’s Degree in business from the University of Notre Dame.

Philip O’Doherty. Mr. O’Doherty has served as our Managing Director of E&I Engineering since November 2021, and is responsible for the management of the E&I Engineering portfolio of power distribution solutions, including busbar trunking, switchgear, energy management and modular power solutions. Prior to joining Vertiv, Mr. O’Doherty spent more than 30 years in the engineering industry, starting his career at Dupont in 1982 where he worked for 5 years before embarking on his entrepreneurial journey. In 1986, Mr. O’Doherty established his own business manufacturing electrical switchgear and control systems, that business was E&I Engineering. Mr. O’Doherty was the majority owner and operator of E&I Engineering until the time of its acquisition by the Company in November 2021. Mr. O’Doherty has played a fundamental role in growing the business from its small beginnings, now having operations on a global scale with manufacturing locations in Ireland, UK, US and UAE. Mr. O’Doherty holds a Bachelor’s Degree in electrical and electronic engineering from Queens University Belfast.

Anand Sanghi. Mr. Sanghi has served as our President for Vertiv Australia, New Zealand, Southeast Asia and India (ASI) since February 2021. Mr. Sanghi is responsible for Vertiv’s business development and operations in those regions. Mr. Sanghi has spent more than 26 years in the technology and engineering space in the Asia-Pacific region. Mr. Sanghi joined Emerson Network Power, a group of Emerson Electric (NYSE: EMR), in 2001 as director of planning and achieved positions of increasing responsibility before being appointed president of Vertiv Asia in 2017, a role that he served in until February 2021. Prior to joining Emerson Network Power, Mr. Sanghi led a start-up business and held positions with Emerson Electric from 1999 until 2000 and Copeland Corporation from 1994 until 1999. Mr. Sanghi earned his Bachelor’s Degree in electrical and electronics engineering from the Indian Institute of Technology and his MBA from the Indian Institute of Management.

Karsten Winther. Mr. Winther has served as our President for Europe, Middle East and Africa since March 2022, and previously served as the vice president of sales for Europe, Middle East and Africa from 2018 until March 2022. Mr. Winther has over 20 years of tech industry experience in management, sales and marketing functions, including strong focus on channel and vertical markets. He has led transformation of large-scale sales organizations. Before joining Vertiv in 2018, Mr. Winther held regional and country sales roles at Epson, a multinational electronics company, from May 2000 until August 2012 and NEC, a multinational information technology and electronics corporation, from September 2012 until March 2016, and Cobham SATCOM, a satellite communications equipment company, from April 2016 until April 2018, where he led global sales, marketing and service. Mr. Winther studied Business Economics & Management at Copenhagen Business School and also completed a 2-year Rising Star program at Esade in Barcelona, with emphasis on Strategy, Finance, Innovation, CSR and Leadership.

- 2022 Proxy Statement | 23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is structured to reward performance consistent with our short-term and long-term goals, to reflect our business strategy and our organizational structure, to support our goal of delivering long-term value to our stockholders and to align with our near-term strategic and operational goals. This Compensation Discussion and Analysis (“CD&A”) reviews the objectives and components of our executive compensation program and discusses the 2021 compensation earned by our chief executive officer, chief financial officer and the next three highly compensated executive officers (collectively, our “named executive officers” or “NEOs”), who are listed below.

Robert Johnson Chief Executive Officer	David Fallon Chief Financial Officer	Stephen Liang Chief Technology Officer	Jason Forcier Chief Operations Officer and EVP, Infrastructure & Solutions	Stephanie Gill Chief Legal Counsel and Corporate Secretary

We are dedicated to a pay-for-performance philosophy with compensation tied to, and which rewards our executive officers for, both short-term and long-term performance of the Company. This CD&A summarizes the details of executive compensation decisions along with several of our business highlights in 2021, which was our first full fiscal year as a public operating company following our Business Combination in February 2020.

Features of our executive compensation program for 2021 included:

•

No salary or equity increases in 2021 or 2022 for NEOs. Our Compensation Committee did not increase continuing NEOs’ annualized base salaries, or approve higher grant date fair values of equity grants, for 2021. The Compensation Committee has approved the same base salaries and target bonuses, and lower grant date fair values for equity grants, for NEOs in the beginning of 2022.

•

No 2021 bonus payments to any NEO. None of our NEOs received a cash bonus for 2021 performance because we did not meet our threshold financial performance goals. This shows that our variable pay is truly at risk.

•

CEO Pay-for-Performance. Our CEO’s pay opportunities again primarily consisted of performance-based compensation, particularly equity compensation in the form of stock options that have value only if our stock price increases following the grant date.

2021 Summary

1	Acquisition of E&I Engineering

In November 2021, we completed our first major acquisition as a public company when we acquired E&I Engineering Ireland Limited and its affiliate, Powerbar Gulf LLC (“E&I”). E&I is a leading independent provider of electrical switchgear and power distribution systems, pioneering unique in-house integrated power solution designs and technology tailored to individual client project needs.

•

This acquisition meaningfully completes Vertiv’s data center offering by adding a leading independent provider of switchgear, busway and modular power solutions and expands Vertiv’s addressable market by at least $7 billion in an attractive global market currently growing at mid-single digits.

•	The transaction rounds out our product portfolio, allowing for complete power train offerings for data centers and vital commercial and industrial markets.

24 |	- 2022 Proxy Statement

•	The combination amplifies Vertiv’s growth opportunities and profitability while enabling us to deliver solutions that manage a customer’s entire power infrastructure as an integrated system.

•	We expect to use this growth opportunity, combined with our investments in new products, service offerings and the Vertiv Operating System, to create value.

2	Financial Results(1)

During 2021, we saw strong growth in revenue and orders as well as record backlog. However, like many other companies, we were negatively impacted by the continued effects of the COVID-19 pandemic and the challenging global supply chain, including steep inflationary costs on materials, freight and labor. The following is a summary of 2021 financial results:

•	Year-over-year revenue growth. End-market demand remained strong with net sales up 14.4% (to $5.0 billion) versus prior year and currency adjusted organic net sales growth(1) of 10.9%.

•	Record backlog. Backlog reached another record level of $3.2 billion at the end of December 2021, increasing 73% from the end of 2020.

•	Increased investment in research and development. We continued to invest in new product development with R&D spending of $266.4 million in 2021 (5.3% of revenue).

•	Profitability. Full year net income was $120 million, operating profit was $260 million and adjusted operating profit(1) was $471 million.

•	Supply chain challenges. Part shortages, particularly in the second half of 2021, constrained sales volumes and drove higher inventory levels and labor inefficiency.

•	Impact of inflation. Inflation ramped up much faster than expected, especially in the Americas, and impacted a number of items including costs and the supply chain.

•	Price actions. We took significant price actions in 2021, but price realization did not keep pace with inflation due to the large backlog driving a lag between pricing action and price realization.

•

Free cash flow. 2021 net cash provided by operating activities was $211 million, an increase of $2 million versus the prior year. Free cash flow(1) for 2021 was $136 million, a decrease of $27 million versus the prior year primarily driven by an increase in capital expenditures of $29 million. Liquidity(2) at the end of the fourth quarter 2021 remained strong at $875 million.

(1)	See Annex A for a reconciliation of and information regarding the non-GAAP metrics.
(2)	Liquidity is calculated as cash and cash equivalents plus availability under the ABL Revolving Credit Facility as of December 31, 2021.

3	Commitment to Stockholders

Vertiv actively engages with stockholders throughout the year to better understand their issues and concerns, including their perspective on executive compensation. Our initial “say-on-pay” advisory vote by stockholders occurred in 2021, where we received approval of approximately 96% of votes cast. Our stockholders also held a frequency on “say-on-pay” advisory vote in 2021, with an annual advisory vote receiving a majority of votes cast. As a result, we will hold an annual “say-on-pay” advisory vote, including in 2022. Feedback from stockholders, as well as the annual “say-on-pay” advisory vote, informs the Compensation Committee’s consideration of executive compensation programs. The Board and the Compensation Committee aim to align business performance and executive compensation to drive value creation by directly tying compensation to key performance metrics, including stock performance.

- 2022 Proxy Statement | 25

4	Compensation Packages Strongly Aligned with Stockholder Interests

The following charts show the mix of the primary compensation elements for 2021 for our CEO and for our other NEOs, including salary, target annual cash incentive, long-term incentives (in the form of stock options, with the grant date fair value reflected in the chart) and other benefits. As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

Our CEO’s primary compensation for 2021, and for 2022 to date, is summarized below:

CEO Compensation	2021	2022

Base Salary	$ 950,000	$ 950,000

Target Cash Bonus (as % of Base Salary)	125%	125%

Actual Cash Bonus	$ 0	Subject to 2022 performance

Approximate Grant Date Fair Value of Stock Options	$ 4.0 million	$ 3.3 million

5	Continued Best Practices in Compensation

✓

Robust stock ownership guidelines. We require executive officers and directors to hold meaningful amounts of stock and to meet these guidelines within five years of first becoming subject to the guidelines, as further described under “Stock Ownership Guidelines for Company Officers and Directors.” All of our executive officers and directors are on their way to meeting these guidelines within the initial five-year period.

✓

Clawback policy. Under our clawback policy, our Board of Directors (the “Board”) may seek to recover incentive compensation from an executive officer in the event of an accounting restatement as a result of material non-compliance with any financial reporting requirement.

✓	Prohibition of hedging and pledging. Our insider trading policy prohibits our officers, directors, and employees from hedging or pledging our shares.

✓

Alignment with stockholders’ interests. Our incentive program aligns with stockholder interests by heavily weighting incentives in favor of long-term equity awards. In particular, stock options are performance-based because they have value only if our stock price increases.

✓

Emphasis on variable cash pay. A significant portion of our executives’ cash compensation opportunity was performance-based, tying to near-term objectives and actual performance that we believe align with long-term growth. Our CEO’s target bonus was 125% of his salary so that more than half of his target cash compensation was directly dependent upon his annual performance. As shown by the fact that cash bonuses were not paid to any of our NEOs for 2021 performance, this variable compensation is truly at risk.

✓

Only “double-trigger” executive change-in-control benefits. We do not provide “single-trigger” change-in-control benefits to executive officers; instead, we only provide “double-trigger” benefits, which generally means the executive needs to have a qualifying termination event (e.g., termination without cause or resignation by the executive for good reason) to receive a change-in-control benefit.

✓

No 280G gross-ups. We have not agreed to provide our executive officers, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G (related to a change-in-control) of the Code. We did not provide other tax gross-ups to our NEOs during 2021, beyond one executive being eligible for tax equalization payments due to international assignments and a newly hired executive receiving reimbursements for one-time relocation expenses.

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✓	Use of peer group data. Our Compensation Committee has developed a peer group to provide an additional measure of comparison in its review of compensation.

✓	Avoid excessive risk taking. Based upon a risk assessment, we believe that our compensation policies do not encourage excessive or unnecessary risk-taking.

Objectives of Executive Compensation Program

The following table provides an overview of the specific objectives of the primary elements of our 2021 executive compensation program, each as further described below.

Pay Element	Objectives

Base Salary (page 27)	Attract and retain world-class leadership talent by using relevant market data to determine executive pay, while also considering tenure, experience, scope of duties and short-term and long-term performance.

Vertiv Annual Incentive Plan (page 28)	Reward ingenuity, creative thinking, improved processes, project completion and exceptional contributions through cash bonuses.

Long-Term Incentive Compensation (page 29)	Encourage our executive team to drive long-term stock price growth through the grant of stock options that require an increase in stockholder value to deliver any value to the executive, while also encouraging retention through multi-year vesting.

Retirement, Termination/CIC and Other Benefits (pages 29-30)	Attract and retain key management members and, for severance and CIC matters, to motivate executives to take actions that are in the best interests of Vertiv.

Compensation Philosophy and Process

The Compensation Committee is focused on maintaining an executive compensation program that emphasizes variable, at-risk compensation and has an appropriate balance of near-term and long-term objectives.

Executive compensation is approved by the Compensation Committee, which consists solely of independent directors, and then the Board approves the CEO’s compensation. Our Compensation Committee meets regularly throughout the year to review our executive compensation program and to ensure alignment of the interests of our executives with those of our stockholders. Meeting agendas contain items proposed by management or the Compensation Committee members. Pursuant to our Equity Grant Policy, implemented at the February 24, 2021 meeting of the Compensation Committee, annual equity awards to directors and continuing executive officers are to be approved at the first meeting of the Compensation Committee (and, where applicable, the Board) held during the first quarter of the year. Under our 2020 Stock Incentive Plan, the Compensation Committee may delegate authority to our Chief Executive Officer to make grants to non-executive employees, but may not delegate any authority with respect to grants to executive officers.

Our Compensation Committee members engage in active discussions of compensation matters with management and with each other as part of their decision-making process. Each meeting includes an executive session with only the independent directors. On at least an annual basis, the Compensation Committee reviews relevant market data using a peer group representing a set of companies in the industries (mix of industrial and network equipment and services companies) in which we compete. For further information about our process, see “Peer Group Companies” below.

Components of Compensation for 2021

1	Base Salary

Base salaries for 2021 remained unchanged for continuing NEOs from those in effect at the end of 2020 after the restoration of salaries following a temporary decrease at the start of the COVID-19 pandemic. The salaries generally take into account each named executive officer’s existing pay as well as the executive’s position, responsibilities, qualifications, experience and location, the market for the position and the base salaries of other executive officers.

The Compensation Committee considers base salary as one component of a total compensation package that needs to be balanced appropriately for each named executive officer.

- 2022 Proxy Statement | 27

The table below shows the annualized base salaries in effect during 2021 and continuing into 2022.

Salary

Mr. Johnson	$ 950,000

Mr. Fallon	$ 575,000

Mr. Liang	$ 590,400	(1)

Mr. Forcier	$ 500,000

Ms. Gill	$ 465,000

(1)	Mr. Liang’s salary is shown in U.S. dollars and so changes from 2020 reflect a different currency exchange rate.

2	Vertiv Annual Incentive Plan

Our focus for the 2021 Vertiv Incentive Plan was to align employees under a common set of goals tied to earnings per share and free cash flow, both of which help us to maintain our focus on Vertiv’s performance and driving stockholder value, while also recognizing our overall performance and individual contributions to our long-term goals.

•

Financial Performance Goals. In early 2021, the Compensation Committee approved Adjusted Earnings Per Share (“EPS”) and Free Cash Flow (each as defined below) as corporate financial metrics for purposes of bonuses for the NEOs. At that time, the Compensation Committee determined that it was also appropriate to retain the ability to take into account individual and other business performance measures in increasing or decreasing the final individual payout level.

•

NEO Bonus Determinations. In early 2022, the Compensation Committee reviewed the performance of the corporate financial metrics. As shown in the table below, the financial performance results did not meet threshold levels. As a result, the Compensation Committee did not approve any cash bonus payouts to NEOs.

•

Individual Performance. In determining that no cash bonus would be paid to any NEO, the Compensation Committee did not conclude that their individual performance did not merit any recognition. Instead, the Compensation Committee looked at the overall financial performance results of the Company for the year, together with challenges faced, before deciding not to approve bonus payouts for any of the NEOs.

•

Bonus Details. The table below shows the annual target bonus opportunities for 2021 for each of the named executive officers. The target cash bonus levels (as a percentage of salary at year-end) were set to reflect the executive’s relative responsibility for the company’s performance and to appropriately allocate the total cash opportunity between base salary and incentive-based compensation.

	2021 Target Bonus Opportunity (% of Base Salary)	2021 Actual Bonus ($)

Mr. Johnson	125%	0

Mr. Fallon	100%	0

Mr. Liang	80%	0

Mr. Forcier	100%	0

Ms. Gill	60%	0

Corporate Financial Results

The following table shows our corporate performance for the two financial metrics under the Vertiv Incentive Plan for 2021:

Global Plan Metric	Weighting	Threshold	Target	Actual		Achievement%

Adjusted EPS(1)	50%	$0.83	$1.04	$0.76		0

Adjusted Free Cash Flow(2)	50%	$228M	$285M	$175.5M	(2)	0

Overall Corporate Results						0

(1)

Adjusted EPS was chosen as an important measure of near-term profitability which in turn creates stockholder value. Adjusted EPS represents the Company’s earnings per share after removing specific non-cash or non-recurring items. Additionally, the diluted shares outstanding is adjusted for the potentially dilutive impact of the Company’s private warrants.

(2)

Adjusted Free Cash Flow was chosen because it reflects cash generated from operations that may be reinvested in our businesses or returned to stockholders. Free Cash Flow is defined as Cash from Operations—Capital Expenditures (including capitalized software) plus Proceeds from Sale of Property, Plant, Equipment. As set forth on Annex A, the result was adjusted to exclude merger and acquisition costs for purposes of the Vertiv Incentive Plan.

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3	Long-Term Incentive Compensation

Annual Equity Grants. In furtherance of our performance-based compensation philosophy and strong alignment with stockholder interests, in 2021, our annual equity compensation for continuing NEOs consisted solely of stock options that vest annually over four years. Each named executive officer was granted an award of stock options in the amounts set forth in the table entitled “Grants of Plan-Based Awards in Fiscal 2021” and with pro rata vesting annually over four years from the grant date.

The amount granted to each continuing NEO was generally based on each individual’s duties and responsibilities, internal pay equity considerations, and prior equity grants to each individual. The Compensation Committee believed that time-vesting stock options were the appropriate long-term performance vehicle at this stage of being a newly public operating company. Granting stock options is beneficial to the Company for the following reasons:

•	Stock options provide the most direct tie to shareholder value realization.

•

The ultimate value of the options will align directly with our stockholders’ return through our stock price performance, which in turn depends on our sustainable operational and financial performance, thereby discouraging excessive risk-taking.

•	The stock options only have value to the executive if the stock price increases after the grant date, meaning both management and the stockholders benefit.

•	Vertiv benefits from the retention value provided through multi-year vesting and long-term exercise period.

•

Taking into account the facts that 2021 was our first full year as a public company and that grants were occurring during a global pandemic and time of economic uncertainty, long-term financial metric goals would not be effective vesting conditions to provide incentives.

•

The stock options offer complementary incentives to our annual bonus plan, which is based on financial metrics that are set annually, and the cash bonus opportunities already represents a meaningful portion of target compensation.

•	Stock options tie to absolute rather than relative value, which is appropriate because our focus is on the benefit to our particular stockholders.

New Hire Equity Grants. We granted a combination of RSUs and stock options as a part of a new hire package to Ms. Gill, which the Compensation Committee believed was appropriate for a new hire primarily to provide sufficient initial incentive to join our company and to ensure the executive’s potential share ownership in alignment with our stockholders, particularly since our continuing NEOs have direct share ownership. These RSUs vest in equal installments on the third, fifth and seventh anniversaries of grant, a longer vesting schedule intended to increase the retention impact of the award to account for the fact that it has no exercise price, while the stock options vest annually over four years.

4	Retirement Benefits

Vertiv’s tax-qualified employee savings and retirement plan (the “401(k) Plan”) covers certain full- and part-time employees in the United States, including our U.S.-based NEOs. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement. Vertiv provides a match of 50% of the first 6% of the named executive officers’ eligible base salary. Our eligible NEOs each participated in the 401(k) Plan on the same terms as Vertiv’s other employees in 2021.

Mr. Liang participated in Vertiv’s Hong Kong defined contribution Occupational Retirement Scheme Ordinance (the “ORSO”), which is a retirement program available to Vertiv’s Hong Kong employees generally, including Mr. Liang. Under the ORSO, a participant contributes 5% of his or her base salary and Vertiv contributes an amount equal to 10% of the participant’s base salary to the ORSO. In accordance with regulations and local practice, individuals with service in Vertiv of more than 10 years, such as Mr. Liang, may withdraw all contribution amounts attributable to both employee and employer contributions upon a termination of employment for any reason.

5	Termination and Change-in-Control Benefits

The protection of competitive and confidential information and the retention of top talent are of the utmost importance to Vertiv. For this reason, Vertiv’s named executive officers are subject to confidentiality, non-compete and non-solicitation covenants. Each named executive officer was subject to our Executive Employment Policy and our “double-trigger” Executive Change of Control Plan, in each case that provide for severance benefits following a qualifying termination of employment, which is intended to alleviate concerns about job security that could affect performance and keep the named executive officers focused on their day to day responsibilities. A detailed description of these severance and change of control benefits, along with estimates of the value of the benefits potentially payable under these arrangements, are set out below under the caption “Potential Payments upon Termination or Change-in-Control.”

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6	Other Benefits

All of the named executive officers in the United States were eligible for coverage under Vertiv’s health insurance programs, including medical, dental and vision, a health savings account and flexible spending accounts. Additionally, the named executive officers were eligible for life insurance, short- and long-term disability benefits and paid time off.

During 2021, we permitted our CEO and other officers to use chartered aircraft for business purposes and, in limited circumstances, for personal use. The Compensation Committee believes that permitting our CEO to use the private aircraft for personal use provides Vertiv the benefit of increased efficiency, security and health protections to our CEO. In 2021, we entered into a time-sharing agreement with our CEO pursuant to which he reimburses us for variable costs associated with personal use of our chartered aircraft above an amount approved by the Compensation Committee. There were no tax gross-ups provided on the personal aircraft usage.

We may provide additional benefits in particular circumstances. For example, Vertiv has agreed to provide Mr. Liang reimbursement for fees paid in connection with the filing of his U.S. and Hong Kong tax returns as well as other items described in the footnotes to the Summary Compensation Table. We also provide reimbursement of relocation expenses, such as those provided to Ms. Gill for 2021 as set forth in the Summary Compensation Table below.

Peer Group Companies

The Compensation Committee believes that we should provide market-competitive pay, with higher amounts based on tenure, job responsibilities and performance, and that long-term incentive compensation should be a significant component of executive compensation. The Compensation Committee expects to review annual benchmarking using a peer group representing a set of companies in the industries in which we compete.

The Compensation Committee worked with management to represent similar companies in terms of size, industry, revenue and market cap, with a focus on a method for considering other companies that are subject to the same impacts in our market and industry. The peer group used when evaluating 2021 compensation consisted of the companies below (the “Compensation Peer Group”), which we have broken into two subgroups solely for the purpose of explaining how we developed the peer group. In addition, we consider other companies that are competitors for talent, whose compensation practices we may review from time to time in order to better understand the competitiveness of Vertiv’s compensation programs with the goal of preserving talent.

Industry Affiliation (comparable companies in the Technical Products and Services space with a revenue range of 0.5 to 2.0 times that of Vertiv)		Similar Scope and Size (manufacturing and services companies from general industry with revenues ranging from 0.5 to 2.0 times that of Vertiv)

Ametek Anixter* Celestica Ciena CommScope First Solar Hubbell	Itron Juniper Networks NCR Legrand ON Semiconductor Regal Beloit (now Regal Rexnord) Sensata Technologies	Carlisle Companies Crane Co. Donaldson Co. Dover Corp. Fortive Gates Industrial	Pentair Rockwell Automation The Timken Company

*	Anixter was acquired in 2020 by WESCO and so will be removed from the peer group for 2022.

Compensation Risk Assessment

As part of our risk management activities, the Company reviews with the Compensation Committee its compensation policies and practices applicable to employees that could affect the Company’s assessment of risk and risk management. The Compensation Committee and management believe that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

The tax and accounting impacts of our executive compensation program are among many factors that may be considered in determining the size and structure of our executive compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer and the next three highly compensated executive officers. We have not adopted a policy that requires that all compensation be deductible.

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Stock Ownership Guidelines for Company Officers and Directors

Our directors, named executive officers and other designated individuals are expected to own Company stock based on the following multiple-of-salary ownership threshold guidelines.

Position	Multiple for Stock Ownership Guidelines

Directors	5 times Cash Retainer

Chief Executive Officer	5 times Salary

NEOs	3 times Salary

Other Section 16 Officers	2 times Salary

Section 16 Officers (not reporting to the CEO)	1 times Salary

Directors and officers are expected to comply with the multiple-of-retainer/salary stock ownership guidelines by the later of 5 years from appointment to the relevant role or February 7, 2025. Additionally, if an executive officer is promoted to a higher level, that person will only have three (3) years to achieve the higher stock ownership guideline (or if later, February 7, 2025). Once the individual has acquired a number of Company shares that satisfies the ownership multiple, such number of shares shall represent that person’s minimum ownership requirement (even if that person’s salary increases or the fair market value of such number of shares subsequently falls below the required ownership multiple) until (in the case of an executive officer) such person is promoted to a higher level.

For purposes of satisfying the requirements of the stock ownership guidelines, ownership includes stock owned privately, shares (or equivalent shares) awarded to, or purchased by, an officer or director pursuant to a qualified or non-qualified benefit or savings plan, or shares acquired on exercise of stock options or settlement of vested RSUs. Insiders may only sell Company stock during open window periods under the Company Securities Trading Policy and must notify and receive clearance prior to executing any stock sales or option exercises.

Compensation Committee Interlocks and Insider Participation

None of the directors who are currently or who were members of our Compensation Committee during 2021, are either currently, or have been at any time, an officer or employee of the Company. None of our executive officers currently serves, or served during 2021, as a member of the Board or Compensation Committee of any entity while one or more of its executive officers was serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in this proxy statement.

The Compensation Committee

Roger Fradin, Chair

Joseph van Dokkum

Steven S. Reinemund

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COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation of our named executive officers for fiscal years 2021, 2020 and 2019.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
Robert Johnson Chief Executive Officer	2021	950,000	—	—	3,999,997	—	230,840	5,180,837
	2020	893,365	4,104,000	12,608,000	1,399,999	475,000	146,825	19,627,189
	2019	950,000	—	—	—	2,308,500	37,144	3,295,644
David Fallon Chief Financial Officer	2021	575,000	—	—	1,541,998	—	20,595	2,137,593
	2020	540,721	1,047,750	2,758,000	859,998	488,750	8,550	5,703,769
	2019	575,000	—	—	—	1,397,250	40,307	2,012,557
Stephen Liang(6) Chief Technology Officer	2021	590,400	—	—	899,996	—	98,547	1,588,943
	2020	555,983	876,448	2,206,400	599,998	219,450	231,689	4,689,968
	2019	590,424	—	—	—	1,882,273	275,268	2,747,965
Jason Forcier Chief Operations Officer and EVP, Infrastructure & Solutions	2021	500,000	—	—	1,062,000	—	8,700	1,570,700
	2020	470,192	769,500	2,206,400	749,998	340,000	8,550	4,544,640
	2019	455,769	—	—	—	969,819	11,003	1,436,591

Stephanie Gill Chief Legal Officer and Corporate Secretary	2021	447,116	—	599,992	599,996	—	250,429	1,897,533

(1)

Base Salary. During 2020, there was a temporary reduction in salaries as a result of the pandemic from April to November 2020. As a result, the total salary reported in this column for 2021 is higher than 2020 although the annual base salary rates remained unchanged.

(2)	2020 Special Compensation Items.

(a)

One-Time Transaction Exit Bonus Reinvested in Company Stock. The amounts reported in the “Bonus” column for 2020 represent one-time payments of a transaction exit bonus pursuant to commitments made by the previous owner of the Vertiv business in connection with the consummation of the Business Combination, of which all or a substantial portion of the after-tax payments were invested in Company stock. In addition, this column for 2020 includes a payment made to Mr. Liang in 2020 reflecting adjustments for 2019 performance under his Mid-Term Incentive Plan, which is no longer in effect.

(b)

2020 One-Time Founder RSU’s. The amounts reported in the “Stock Awards” column for 2020 represent the aggregate grant date fair value of one-time RSU grants committed to by the previous owner of the Vertiv business and required pursuant to the negotiations in connection with the Business Combination and so do not represent typical annual grant award values.

(3)

Equity Grants. The amounts reported in these columns represent the aggregate grant date fair value of stock awards (RSUs) or stock options, as applicable, granted in the relevant fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements in our Form 10-K for the year ended December 31, 2021, filed with the SEC.

(a)	New Hire Grant of RSUs. The grant of RSUs to Ms. Gill in 2021 represented a one-time new hire equity grant. All other equity grants to the NEOs during 2021 were stock options.

(4)	Annual Vertiv Incentive Plan. For 2021, none of the NEOs received payments under the 2021 Vertiv Incentive Plan, as further described in the “Compensation Discussion and Analysis” above.
(5)

Other Benefits. The amounts shown in this column for 2021 represent other compensation, including the cost of personal benefits or perquisites that exceed $10,000 in the aggregate. We maintain arrangements with third-party charter companies for use of chartered aircraft, used primarily for business purposes. The value of personal aircraft usage reported in this table is based on Vertiv’s actual invoiced amount from the charter company for the variable costs incurred on each trip. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as depreciation and management fees. To the extent an NEO’s spouse or guests accompany the officer when a flight is already going to a specific destination for a business purpose, there is no aggregate incremental cost to Vertiv of such personal use.

(a)

Robert Johnson. The amount for 2021 includes $222,140 for personal use of the chartered aircraft. Some trips had a business purpose, but may be deemed to have a personal benefit under SEC disclosure rules, and so we have included the costs of such trips in the interests of full transparency. There were no tax gross-ups provided on any of his aircraft usage. The remaining amount for 2021 reflects matching contributions to our 401(k) plan.

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(b)

David Fallon. The amount for 2021 includes $11,304 attributed to personal use of the chartered aircraft and $951 in other commuting expenses. Although the trips reflected in the foregoing amount had a business purpose, we have included the costs in the interests of full transparency as they may be deemed to have a personal benefit under SEC disclosure rules. There were no tax gross-ups provided on any of his aircraft usage. The remaining amount for 2021 reflects matching contributions to our 401(k) plan.

(c)

Stephen Liang. The amount for 2021 includes (i) a tax service fee in the amount of $26,948 in connection with the filing of his U.S. and Hong Kong tax returns, and (ii) the employer portion of the contribution to his ORSO pension account equal to $59,040. Although Mr. Liang is entitled to tax equalization payments due to his international assignment, he did not receive any such payments during 2021. The remaining amount for 2021 reflects commuting and housing benefits.

(d)	Jason Forcier. The amount for 2021 represents matching contributions to our 401(k) plan.
(e)

Stephanie Gill. The amount for 2021 includes one-time relocation support consisting of $214,607 for relocation to the location of our corporate headquarters (such as payment of moving expenses and assistance with housing costs and closing costs) and $28,397 in tax reimbursements associated with moving expenses. The remaining amount represents matching contributions to our 401(k) plan.

(6)	Currency Exchange. During fiscal 2021, a portion of Mr. Liang’s compensation was paid in Hong Kong dollars and was converted to U.S. dollars using a currency exchange rate.

Grants of Plan-Based Awards in Fiscal 2021

The following table sets forth each award granted to a named executive officer in fiscal 2021 under plans established by the Company.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)
Name	Type of Award	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)

Robert Johnson	Incentive Plan	—	—	593,750	1,187,500	2,375,000	—	—	—	—

	Options	2/26/21	2/24/21	—	—	—	—	598,802	20.93	3,999,997

David Fallon	Incentive Plan	—	—	287,500	575,000	1,150,000	—	—	—	—

	Options	2/26/21	2/24/21	—	—	—	—	230,838	20.93	1,541,998

Stephen Liang	Incentive Plan	—	—	236,160	472,320	944,640	—	—	—	—

	Options	2/26/21	2/24/21	—	—	—	—	134,730	20.93	899,996

Jason Forcier	Incentive Plan	—	—	250,000	500,000	1,000,000	—	—	—	—

	Options	2/26/21	2/24/21	—	—	—	—	158,982	20.93	1,062,000

Stephanie Gill	Incentive Plan	—	—	139,500	279,000	558,000	—	—	—	—

	Options	1/4/21	12/30/20	—	—	—	—	118,811	18.52	599,996

	RSUs	1/4/21	12/30/20	—	—	—	32,397	—	—	599,992
(1)

These stock options were approved at a meeting of the Compensation Committee on February 24, 2021 (when the closing price of our common stock was $20.80), to be effective on February 26, 2021 (when the closing price of our common stock was $20.93). The new hire grants to Ms. Gill were approved to be effective on her start date.

(2)

Under the Vertiv Incentive Plan for fiscal 2021, each NEO had a target bonus opportunity as specified in this table. For a discussion of the terms and payout determinations under the Vertiv Incentive Plan, which resulted in no payout to any NEO for 2021, see the “Compensation Discussion and Analysis” above.

(3)

The stock options and RSUs reported in this table were granted under our 2020 Stock Incentive Plan. The options vest 25% annually on each of the first four anniversaries of the grant date. The RSUs granted to Ms. Gill as a one-time new hire grant vest in three equal installments on the third, fifth and seventh anniversaries of the grant date. During 2021, dividend equivalents on the RSUs were accrued in the form of additional RSUs pursuant to the terms of the award agreements, vesting over the same schedule as the underlying RSUs and as reflected in the “Outstanding Equity Awards at 2021 Fiscal Year-End” table below.

(4)

The amounts reported in this column represent the aggregate grant date fair value of stock awards or option awards, as applicable, granted in the fiscal year, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements in our Form 10-K for the fiscal year ended December 31, 2021.

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Understanding Our Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2021 Table

Employment Arrangements. Each named executive officer is a party to our Executive Employment Policy and our Executive Change of Control Plan. In addition, Mr. Liang entered into a letter agreement, dated July 20, 2021, relating to his work location in the United States and other locations as needed, and confirming his participation in the Executive Employment Policy and the Executive Change of Control Plan. Vertiv’s named executive officers are subject to confidentiality, non-compete and non-solicitation covenants thereunder. See “Potential Payments Upon Termination or Change in Control” below for a description of the post-termination provisions in these arrangements.

Annual Cash Incentive Plan. During 2021, Vertiv maintained the Vertiv Incentive Plan, pursuant to which cash incentive awards may be made to the named executive officers and other eligible employees based on 2021 performance. For a summary of the Vertiv Incentive Plan and the determination of payouts for 2021 performance, see the “Compensation Discussion and Analysis” above.

Equity Awards. Our stock options and RSUs were granted under, and are governed by and subject to, the terms and conditions of the 2020 Stock Incentive Plan and the relevant award agreements. A description of treatment of equity awards on termination of employment is included under “Potential Payments Upon Termination or Change in Control” below.

Retirement Plans and Other Benefits. Vertiv maintains retirement benefit plans, including a 401(k) plan for U.S. employees, and provides the named executive officers with benefits and perquisites. For a summary of those plans and benefits, see the “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2021 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Robert Johnson	2/26/2021	—	598,802	20.93	2/26/2031	—	—

	8/12/2020	—	—	—	—	600,552.04	14,995,784

	2/7/2020	84,541	253,623	12.05	2/7/2030	—	—

David Fallon	2/26/2021	—	230,838	20.93	2/26/2031	—	—

	8/12/2020	—	—	—	—	131,371.16	3,280,338

	2/7/2020	51,932	155,797	12.05	2/7/2030	—	—

Stephen Liang	2/26/2021	—	134,730	20.93	2/26/2031	—	—

	8/12/2020	—	—	—	—	105,096.53	2,624,260

	2/7/2020	36,231	108,696	12.05	2/7/2030	—	—

Jason Forcier	2/26/2021	—	158,982	20.93	2/26/2031	—	—

	8/12/2020	—	—	—	—	105,096.53	2,624,260

	2/7/2020	45,289	135,870	12.05	2/7/2030	—	—

Stephanie Gill	1/4/2021	—	118,811	18.52	1/4/2031	32,410.12	809,281
(1)	The stock options become vested and exercisable 25% annually on each of the first four anniversaries of the grant date.
(2)

The RSUs granted on August 12, 2020 vest 25% annually on each of the first four anniversaries of April 8, 2020. The one-time new hire RSUs granted to Ms. Gill on January 4, 2021 vest in three equal installments on the third, fifth and seventh anniversaries of the grant date.

(3)

The amounts listed include dividend equivalents accrued under the terms of the award agreements in the form of additional RSUs, which vest over the same schedule as the underlying RSUs. Pursuant to the terms of the 2020 Stock Incentive Plan, fractional shares are required to be settled in cash.

(4)

Computed in accordance with SEC rules as the number of unvested units multiplied by the closing price of our Class A common stock on December 31, 2021, which was $24.97. The actual value realized by the executive officer will depend on whether the award vests and the future stock price performance.

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Option Exercises and Stock Vested During Fiscal 2021

The following table sets forth information regarding the number of RSUs that vested during fiscal 2021. There were no options exercised by the NEOs during fiscal 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Robert Johnson	—	—	200,104	4,300,235

David Fallon	—	—	43,773	940,682

Stephen Liang	—	—	35,019	752,558

Jason Forcier	—	—	35,019	752,558

Stephanie Gill	—	—	—	—
(1)	Represents the number of shares of our Class A common stock underlying RSUs that became vested during 2021. No options were exercised by the NEOs during fiscal 2021.
(2)

Value realized on vesting reflects the closing price of our Class A common stock on the applicable vesting date (which was $21.49 on the April 8, 2021 vesting date for all of the RSUs listed in the table above) multiplied by the number of shares underlying RSUs that became vested.

Potential Payments Upon Termination or Change in Control

Executive Employment Policy and Award Agreements

Each named executive officer is a party to our Executive Employment Policy. If a named executive officer’s employment is terminated without cause or by the executive for good reason (each as defined in the Executive Employment Policy), then in addition to accrued obligations through the termination date, provided that the named executive officer executes and does not revoke a release, each named executive officer shall be eligible for the following severance benefits:

(i)

a cash payment equal to one times the sum of the executive’s annual rate of base salary immediately prior to the termination of employment and target annual bonus, to be paid in installments over 12 months in accordance with our normal payroll policies;

(ii)	any earned and unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination occurs; and

(iii)	reimbursement of COBRA continuation coverage costs for 12 months.

Each named executive officer is subject to standard restrictive covenants, including non-competition and non-solicitation covenants for 12 months.

If an executive’s employment is terminated by reason of the executive’s death or disability, then in addition to accrued obligations through the termination date, Vertiv shall pay to the executive or the executive’s beneficiary or estate, as the case may be, (i) any earned and unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs and (ii) a pro-rata portion of the executive’s annual bonus for the fiscal year in which the termination date occurs, subject to the achievement of applicable performance measures and paid at the same time as bonuses are paid to other executives generally.

The RSU agreements provide that, upon a termination without cause, any unvested RSUs scheduled to vest during the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, the RSU and option agreements provide that the awards will vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement from active employment on or after age 65 with 10 years of service.

Change of Control Plan

The Executive Change of Control Plan (the “CIC Plan”) provides “double-trigger” severance benefits to senior employees, including the named executive officers, upon specified terminations of employment from the Company in connection with a change of control of the Company (as defined in the CIC Plan). In the event of a change of control of the Company, the executive must also either (i) be involuntarily terminated other than for cause (as defined in the CIC Plan) or (ii) initiate the termination of his or her own employment for good reason (as defined in the CIC Plan). Additionally, either qualifying termination event must occur during the period that starts 90 days immediately prior to the change of control and ends 24 months following such change of control (the “Change of Control Period”).

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If such termination occurs during the Change of Control Period, the executive would be entitled to:

(i)	lump-sum cash payments equal to a multiplier of two (or, in the case of Mr. Johnson, three) times the sum of (x) then current base salary and (y) annual target bonus;

(ii)	a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, prorated based on the number of days worked by the executive during such fiscal year;

(iii)	a lump-sum cash payment equal to the executive’s actual bonus accrued in the fiscal year prior to the year of termination, but not yet paid;

(iv)	full vesting on an accelerated basis of any of the executive’s unvested long-term incentive awards; and

(v)	COBRA continuation coverage for 18 months.

The CIC Plan does not provide executives with an excise tax gross-up. Instead, to the extent that the payment and benefits to be provided under the CIC Plan or other Company plan or agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary so that no portion will be subject to the excise tax if, with such reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that would be received by the executive if no such reduction was made.

Severance benefits provided under the CIC Plan are conditioned on the executive executing a full release of claims and certain confidentiality, non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants, and the non-competition and non-solicitation covenants govern for a period of 18 months. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

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Potential Payments Upon Termination of Employment

The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of a (i) termination without cause or termination for good reason, (ii) termination by reason of the executive’s death or disability or (iii) under the CIC Plan. The amounts shown assume that the applicable triggering event occurred on December 31, 2021 and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Reason for termination	Cash payment ($)		Equity Acceleration ($)(1)	Total ($)

Robert Johnson	Involuntary Termination Without Cause	2,157,807	(2)	4,998,595	7,156,402

	Resignation For Good Reason	2,157,807	(2)	—	2,157,807

	Change in Control Termination	7,630,460	(3)	20,691,754	28,322,214

	Death or Disability	—	(4)	20,691,754	20,691,754

	Retirement	—		—	—

David Fallon	Involuntary Termination Without Cause	1,167,271	(2)	1,093,446	2,260,716

	Resignation For Good Reason	1,167,271	(2)	—	1,167,271

	Change in Control Termination	2,900,906	(3)	6,225,821	9,126,726

	Death or Disability	—	(4)	6,225,821	6,225,821

	Retirement	—		—	—

Stephen Liang	Involuntary Termination Without Cause	1,067,977	(2)	874,753	1,942,730

	Resignation For Good Reason	1,067,977	(2)	—	1,067,977

	Change in Control Termination	2,605,645	(3)	4,572,922	7,178,567

	Death or Disability	295,200	(4)(5)	4,572,922	4,868,122

	Retirement	295,200	(5)	—	295,200

Jason Forcier	Involuntary Termination Without Cause	1,020,307	(2)	874,753	1,895,060

	Resignation For Good Reason	1,020,307	(2)	—	1,020,307

	Change in Control Termination	2,530,460	(3)	5,021,988	7,552,448

	Death or Disability	—	(4)	5,021,988	5,021,988

	Retirement	—		—	—

Stephanie Gill	Involuntary Termination Without Cause	761,271	(2)	—	761,271

	Resignation For Good Reason	761,271	(2)	—	761,271

	Change in Control Termination	2,536,906	(3)	1,575,612	4,112,517

	Death or Disability	—	(4)	1,575,612	1,575,612

	Retirement	—		—	—
(1)

Our RSU agreements provide that, upon a termination without cause, any unvested RSUs scheduled to vest during the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, our RSU and option agreements provide that the awards vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement at age 65. As of December 31, 2021, none of our named executive officers met the definition of retirement under these agreements, and so no amounts are reported in this table for vesting upon a “Retirement” event. Under the CIC Plan, all RSUs and options fully accelerate upon a qualifying termination during a Change in Control Period. The value in this column was calculated by multiplying the number of unvested awards as of December 31, 2021 by $24.97, which was the closing price of our Class A common stock on December 31, 2021, the last trading day of the year, less, in the case of stock options, the applicable exercise price.

(2)

Pursuant to the Executive Employment Policy, consists of (i) a cash payment equal to one times the sum of the executive’s annual rate of base salary as in effect on December 31, 2021 and target annual bonus for 2021 and (ii) the estimated cost of health coverage for 12 months.

(3)

Pursuant to the CIC Plan, consists of (i) lump-sum cash payments equal to a multiplier of two (or, in the case of Mr. Johnson, three) times the sum of (x) base salary in effect on December 31, 2021 plus (y) target annual bonus for 2021; (ii) a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, prorated based on the number of days worked by the executive during such fiscal year (so 100% of annual target bonus for a termination on December 31, 2021); and (iii) the estimated cost of health coverage for 18 months.

(4)

Pursuant to the Executive Employment Policy, consists of a pro-rata portion of the executive’s annual bonus for the fiscal year in which the termination date occurs (so 100% for a termination on December 31, 2021). The actual bonus payment for each NEO for 2021 was zero, which is reflected in this table.

(5)

Pursuant to Mr. Liang’s July 2021 letter agreement, subject to the terms of the Executive Employment Policy, he is entitled to six months’ notice or pay in lieu of notice unless terminated by the Company for cause, and so this table assumes 6 months of salary is paid upon certain termination events that would not result in a payment under the Executive Employment Policy or CIC Plan.

- 2022 Proxy Statement | 37

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee’s total annual compensation relative to total annual compensation of the CEO.

For 2021, the Company reviewed a comparison of CEO pay to the pay of all of its employees for 2021. The review included all employees employed by the Company as of November 15, 2021, which consisted of 22,300 employees (excluding our CEO), except as set forth below. We identified our median employee (the “Median Employee”) by examining the Company’s compensation records to calculate each employee’s cash compensation opportunities during 2021. After identifying our Median Employee, we calculated an estimate of the total annual compensation for such employee, using the same methodology used for our NEOs as set forth in the Summary Compensation Table above. As a global organization, most of our employees are located outside of the United States, and the Median Employee is located in China.

We used the following additional methodology and material assumptions:

•

We excluded the following number of employees in the following countries, which together constituted less than 5% of all active employees under the SEC’s de minimis exception: Argentina (23), Azerbaijan (4), Bangladesh (5), Chile (90), Colombia (102), Costa Rica (13), Hungary (14), Malaysia (132), Poland (62), Portugal (15), Russian Federation (12), South Africa (42), Taiwan (108), Thailand (93), and Viet Nam (29).

•	Pay was annualized for employees who worked a partial year.

•	Foreign currencies were converted into U.S. dollars.

Total compensation for 2021 for our CEO was $5,180,837. Our Median Employee’s estimated total compensation for 2021 was $26,349. Therefore, the ratio of our CEO’s pay to the pay of our Median Employee for 2021 is 196.6:1.

38 |	- 2022 Proxy Statement

Proposal 2:	Advisory Vote to Approve Compensation of Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in this proxy statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our named executive officers as disclosed in “Executive Compensation” above. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies, and practices described in this proxy statement.

The Board believes that our executive compensation programs align the interests of stockholders and executive officers by emphasizing variable, at-risk compensation through a combination of long-term equity incentives and annual cash incentives. We encourage you to read the disclosure under “Compensation Discussion and Analysis” to learn more about our executive compensation programs and policies. The Board believes that our 2021 executive compensation program shows alignment between the interests of our executives and stockholders.

While the results of the say-on-pay vote are non-binding and advisory in nature, our Board of Directors and Compensation Committee intend to consider the results of this vote in making future compensation decisions.

We expect that our next advisory say-on-pay vote will take place at our annual meeting of stockholders in 2023.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2021, as discussed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the summary compensation table and the related compensation tables and narrative in this proxy statement, is hereby APPROVED, on an advisory basis.”

In considering their vote, stockholders are encouraged to read the “Compensation Discussion and Analysis”, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

- 2022 Proxy Statement | 39

Proposal 3:	Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP has served as the operating company’s independent registered public accounting firm since 2016. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee retains the discretion to appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Vertiv and its stockholders. Ernst & Young LLP is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm, and the Audit Committee has appointed them as such for fiscal 2022.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2022.

40 |	- 2022 Proxy Statement

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the consummation of the Business Combination in 2020 and as principal accountants to the Vertiv operating business prior to the Business Consummation since 2016.

The Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and our stockholders.

Pre-Approval Policy

The policy of our Audit Committee is to review in advance, and pre-approve all audit or non-audit services to be provided by the Company’s independent or other registered public accounting firm and to approve all related fees and other terms of engagement.

All of the audit-related, tax and all other services provided by Ernst & Young LLP to us since their appointment, and by PricewaterhouseCoopers LLP to GSAH subsequent to GSAH’s initial public offering in 2018 and until their dismissal in 2020, were approved by our Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X. All non-audit services provided subsequent to our initial public offering in 2018 were reviewed with the Audit Committee, which in each case concluded that the provision of such services by the relevant independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees

The following table presents aggregate fees billed to us for services rendered by our principal accountants, Ernst & Young LLP, over the prior two fiscal years.

	For the year ended December 31, 2021	For the year ended December 31, 2020

Audit Fees	$9,516,794	$10,442,227

Audit-Related Fees	$296,000	$261,930

Tax Fees	$4,290,425	$3,550,022

All other Fees	$3,600	$3,765

Total	$14,106,819	$14,257,944

Audit Fees

This category includes the aggregate fees during 2021 and 2020 billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

Audit-Related Fees

This category includes the aggregate fees during 2021 and 2020 billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include fees for accounting consultations, other attestation services and registration statement filings.

- 2022 Proxy Statement | 41

Tax Fees

This category includes the aggregate fees during 2021 and 2020 billed for professional services relating to tax compliance, tax planning and tax advice.

All Other Fees

All other fees consist of fees billed for all other services.

Change of the Company’s Independent Registered Public Accounting Firm

In a Current Report on Form 8-K filed on February 7, 2020 (as amended on February 7, 2020 and March 12, 2020 (the “Form 8-K/A”), the Company disclosed that on February 7, 2020, the Board approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm, effective upon completion of their audit of the Vertiv Holdings Co (formerly known as GS Acquisition Holdings Corp) financial statements as of and for the year ended December 31, 2019, and the issuance of their report thereon. In the Form 8-K/A, the Company disclosed that the management of the Company communicated the Board’s decision to PwC on February 7, 2020. In the Form 8-K/A, the Company disclosed that the reports of PwC on the GS Acquisition Holdings Corp financial statements as of and for the most recent fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that PwC’s report for the fiscal year ended December 31, 2017 included an explanatory paragraph indicating that there was substantial doubt regarding the ability of GS Acquisition Holdings Corp to continue as a going concern.

In addition, PwC’s report on the Company’s financial statements as of December 31, 2019 and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In the Form 8-K/A, the Company disclosed that during the years ended December 31, 2018 and 2017 and the subsequent period through February 7, 2020, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between GS Acquisition Holdings Corp and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on the GS Acquisition Holdings Corp financial statements for such years. In the Form 8-K/A, the Company disclosed that during the years ended December 31, 2018 and 2017 and the subsequent period through February 7, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

In addition, during the subsequent period through March 11, 2020, the date of PwC’s opinion with respect to the balance sheets of GS Acquisition Holdings Corp as of December 31, 2019 and 2018, and the related statements of operations, of changes in stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) between GS Acquisition Holdings Corp and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on the GS Acquisition Holdings Corp financial statements for such years, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided PwC with a copy of the disclosures made by the Company in the Form 8-K/A and requested that PwC furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of PwC’s letter, dated February 7, 2020, was filed as Exhibit 16.1 to the Form 8-K/A.

In the Form 8-K/A, the Company disclosed that the Board approved the engagement of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. In the Form 8-K/A, the Company also disclosed that during the years ended December 31, 2018 and 2017 and the subsequent period through February 7, 2020, neither the Company, nor anyone on the Company’s behalf consulted with EY, on behalf of the Company, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

In addition, during the subsequent period through March 11, 2020, neither the Company, nor anyone on the Company’s behalf consulted with EY, on behalf of the Company, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

42 |	- 2022 Proxy Statement

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of Vertiv Holdings Co (the “Company”) with respect to our audited financial statements for the year ended December 31, 2021. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Exchange Act, except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee hereby reports as follows:

1.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

2.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope of, and plans for, their audit. The Audit Committee has met with the independent registered public accounting firm to discuss the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

4.	The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company’s investor page on its website at: www.vertiv.com.

5.

Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Company’s Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Steven S. Reinemund

Robin L. Washington

Edward L. Monser

- 2022 Proxy Statement | 43

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth information with respect to the beneficial ownership of our Class A common stock as of April 13, 2022, by:

•	each of our directors and executive officers;

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed below has sole voting and investment power with respect to such shares.

Except as set forth in the footnotes below, the percentages included in the following table are based on 376,153,297 shares of Class A common stock outstanding as of April 13, 2022. Amounts shown are rounded to the nearest whole share.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085.

Name and Address of Beneficial Owners(1)	Number of Shares	Percentage Ownership (%)

5% Holders (Other than Directors and Executive Officers)

VPE Holdings, LLC (the “Vertiv Stockholder”)(2)	37,955,215	10.09%

The Vanguard Group(3)	26,556,162	7.06%

Directors and Executive Officers

David M. Cote(4)	15,988,382	4.25%

Rob Johnson(5)	566,401	*

Joseph van Dokkum(6)	53,985	*

Roger Fradin(7)	397,318	*

Jacob Kotzubei(8)	28,985	*

Matthew Louie(9)	28,985	*

Edward L. Monser(10)	73,903	*

Steven S. Reinemund(11)	397,318	*

Robin L. Washington(12)	38,985	*

David J. Fallon(13)	275,546	*

Jason M. Forcier(14)	215,666	*

Stephanie Gill(15)	30,243	*

Stephen Liang(16)	197,198	*

All directors and executive offices as a group (22 individuals)(17)	37,622,525	9.95%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 1050 Dearborn Drive, Columbus, Ohio 43085.
(2)

The information is based on a Schedule 13D/A filed with the SEC on November 8, 2021. Represents 37,955,215 shares of Class A common stock owned directly by VPE Holdings, LLC, a Delaware limited liability company (“VPE”). Excludes options to purchase shares of Class A Common Stock awarded by the Company to Messrs. Kotzubei and Louie, members of the Board designated by VPE pursuant to a Stockholders Agreement who are employees of affiliates of VPE and hold such securities for the benefit of VPE, of which 57,970 options are exercisable within 60 days of April 13, 2022. Vertiv JV Holdings, LLC (“JV”) owns a majority of the outstanding equity interests of VPE. PE Vertiv Holdings, LLC (“PE”) owns a majority of the outstanding interests of JV. PE is owned by six private equity investment funds (the “Funds”), none of which individually has the power to direct the voting or disposition of shares beneficially owned. Platinum

44 |	- 2022 Proxy Statement

Equity Investment Holdings III, LLC (“Holdings III”) is the managing member of one of the Funds and the managing member of the general partner of four of the Funds. Through such positions, Holdings III has the indirect power to direct the voting of a majority of the outstanding equity interests of PE Vertiv. Platinum Equity Investment Holdings Manager III, LLC (“Manager III”) is the managing member of Holdings III. Platinum Equity InvestCo, L.P. (“InvestCo”) owns all of the economic interests in Holdings III. Platinum Equity Investment Holdings IC (Cayman), LLC (“Cayman Holdings”) is the general partner of InvestCo. Platinum InvestCo (Cayman), LLC (“Cayman InvestCo”) holds a controlling interest in InvestCo. Platinum Equity Investment Holdings, LLC (“Holdings”) is the sole member of Cayman Holdings. Platinum Equity, LLC (“Platinum”) is sole member of Manager III, and indirectly controls the other funds that own equity interests of PE. Mr. Tom Gores is the beneficial owner of Platinum. Accordingly, as a result of their indirect ownership and control of each of VPE, JV and PE, each of Holdings III, InvestCo, Cayman Holdings, Cayman InvestCo, Holdings, Manager III, Platinum and Mr. Tom Gores may be deemed to beneficially own the shares owned directly by VPE. VPE, JV, PE, Holdings III, Cayman Holdings, Holdings, Manager III and Platinum are each organized under the laws of the State of Delaware. InvestCo and Cayman InvestCo are each organized under the laws of the Cayman Islands. The business address of VPE, JV, PE, Holdings III, InvestCo, Cayman Holdings, Cayman InvestCo, Holdings, Manager III, Platinum and Mr. Gores is 360 North Crescent Drive, South Building, Beverly Hills, CA 90210.
(3)

The information is based on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2022. The Vanguard Group has shared voting power in respect of 182,638 shares of Class A common stock, sole dispositive power in respect of 26,120,649 shares of Class A common stock and shared dispositive power in respect of 435,513 shares of Class A common stock. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Interests shown include: (i) 8,572,500 shares of Class A common stock held by Cote SPAC 1 LLC, (ii) 5,266,667 shares of Class A common stock underlying private placement warrants held by Cote SPAC 1 LLC, (iii) 2,000,000 shares of Class A common stock held by Atlanta Sons LLC, (iv) 62,258 shares of Class A common stock held by Mr. Cote’s spouse and (v) 86,957 shares of Class A common stock underlying options held by Mr. Cote that are exercisable within 60 days of April 13, 2022. Mr. Cote is the manager of Cote SPAC 1 LLC and Atlanta Sons LLC. Mr. Cote disclaims beneficial ownership of the shares held by his spouse.

(5)

Interests shown include: (i) 318,782 shares of Class A common stock underlying options that are exercisable within 60 days of April 13, 2022, (ii) 234,271 shares of Class A common stock, and (iii) 13,348 shares of Class A common stock held by our 401(k) plan.

(6)

Interests shown include: (i) 25,000 shares of Class A common stock held by Mr. Joseph van Dokkum and Mrs. Lynn van Dokkum, as tenants in common, and (ii) 28,985 shares of Class A common stock underlying options held by Mr. van Dokkum that are exercisable within 60 days of April 13, 2022.

(7)

Interests shown include: (i) 368,333 shares of Class A common stock, and (ii) 28,985 shares of Class A common stock underlying options held by Mr. Fradin that are exercisable within 60 days of April 13, 2022.

(8)	Interests shown include 28,985 shares of Class A common stock underlying options held by Mr. Kotzubei that are exercisable within 60 days of April 13, 2022.
(9)	Interests shown include 28,985 shares of Class A common stock underlying options held by Mr. Louie that are exercisable within 60 days of April 13, 2022.
(10)

Interests shown include: (i) 44,918 shares of Class A common stock, and (ii) 28,985 shares of Class A common stock underlying options held by Mr. Monser that are exercisable within 60 days of April 13, 2022.

(11)

Interests shown include: (i) 35,000 shares of Class A common stock, (ii) 333,333 shares of Class A common stock held by the 2017 Steven S Reinemund GRAT, of which Mr. Reinemund is trustee, and (iii) 28,985 shares of Class A common stock underlying options held by Mr. Reinemund that are exercisable within 60 days of April 13, 2022.

(12)

Interests shown include: (i) 10,000 shares of Class A common stock that are held by the Carl and Robin Washington Revocable Trust, of which Carl D. Washington and Robin L. Washington are trustees, and (ii) 28,985 shares of Class A common stock underlying options held by Ms. Washington that are exercisable within 60 days of April 13, 2022.

(13)

Interests shown include: (i) 161,573 shares of Class A common stock underlying options held by Mr. Fallon that are exercisable within 60 days of April 13, 2022, (ii) 113,270 shares of Class A common stock, and (iii) 703 shares of Class A common stock held by our 401(k) plan.

(14)

Interests shown include: (i) 130,324 shares of Class A common stock underlying options held by Mr. Forcier that are exercisable within 60 days of April 13, 2022, (ii) 77,958 shares of Class A common stock, and (iii) 7,384 shares of Class A common stock held by our 401(k) plan.

(15)

Interests shown include: (i) 29,703 shares of Class A common stock underlying options held by Ms. Gill that are exercisable within 60 days of April 13, 2022, and (ii) 540 shares of Class A common stock held by our 401(k) plan.

(16)

Interests shown include: (i) 106,145 shares of Class A common stock underlying options held by Mr. Liang that are exercisable within 60 days of April 13, 2022, and (ii) 91,053 shares of Class A common stock.

(17)

Includes 1,791,735 shares which the group has the right to acquire through the exercise of warrants or vested stock options, or through the vesting of restricted stock units (including dividend equivalent units) or stock options, within 60 days of April 13, 2022.

- 2022 Proxy Statement | 45

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policies and Procedures

We have adopted a written policy on transactions with “related persons,” defined in the policy as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of the Company’s voting securities, and their immediate family members.

For purposes of this policy, a “related person transaction” is defined as any transaction, arrangement or relationship in which the Company is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest.

The Board of Directors, acting through those members of its Audit Committee who are not interested in the transaction in question, will review related person transactions to determine whether the related person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. If, after any such review, a related person transaction is determined to be in, or not inconsistent with, the best interests of the Company, then the related person transaction may be approved or ratified according to the procedures in the policy. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not practicable or desirable, then the chair of the Audit Committee may approve or ratify a related person transaction.

In addition, the policy provides standing pre-approval for certain types of transactions that the Audit Committee has reviewed and determined shall be deemed pre-approved.

Business Combination

On February 7, 2020 (the “Closing Date”), Vertiv consummated its business combination (the “Business Combination”) with GS Acquisition Holdings Corp. (“GSAH”), pursuant to an arrangement and plan of merger (the “Merger Agreement”) by and among the Company, GSAH, Vertiv Holdings, LLC, a Delaware limited liability company (“Vertiv Holdings”), VPE Holdings, LLC, a Delaware limited liability company (the “Vertiv Stockholder”), and Crew Merger Sub I LLC and Crew Merger Sub II LLC, each a Delaware limited liability company and a direct, wholly-owned subsidiary of GSAH. In connection with the Business Combination, GSAH changed its name to “Vertiv Holdings Co” and changed the trading symbols for its units, each unit representing one share of Class A common stock and one-third of one redeemable warrant to acquire one share of Class A common stock, that were issued in the initial public offering of GSAH. As a result of the Business Combination, we became the owner, directly or indirectly, of all of the assets of the pre-Business Combination Vertiv Holdings, LLC and its subsidiaries, and the Vertiv Stockholder acquired a portion of our Class A common stock. On January 19, 2021, the Company redeemed the outstanding public warrants in full and the units and the Company’s public warrants were subsequently delisted from NYSE.

Tax Receivable Agreement

In connection with the Business Combination, on the Closing Date, the Company entered into a tax receivable agreement with the Vertiv Stockholder (the “Tax Receivable Agreement”), which generally provided for the payment by us to the Vertiv Stockholder, over a 12-year period after the closing of the Business Combination, of 65% of the cash tax savings in U.S. federal, state, local and certain foreign taxes, that we actually realize (or are deemed to realize) in periods after the closing of the Business Combination as a result of (i) increases in the tax basis of certain intangible assets of Vertiv resulting from certain pre-Business Combination acquisitions, (ii) certain U.S. federal income tax credits for increasing research activities (so-called “R&D credits”) and (iii) tax deductions in respect of certain Business Combination expenses. In the twelfth year of the Tax Receivable Agreement, the Company was required to make an additional payment to the Vertiv Stockholder based on 65% of the remaining tax benefits that had not been realized under the Tax Receivable Agreement.

On December 31, 2021, the Company and the Vertiv Stockholder entered into that certain TRA Repurchase Agreement (the “TRA Repurchase Agreement”), pursuant to which the parties agreed to amend and supplement the Tax Receivable Agreement to replace the Company’s remaining payment obligations under the Tax Receivable Agreement with an obligation to pay $100 million in cash in two equal installments (the “TRA Repurchase”). After December 31, 2021, no payments under the Tax Receivable Agreement will be made or owed by the Company to the Vertiv Stockholder, except for the installment payments (and any accrued interest thereon). The first installment payment will be due on or before June 15, 2022, and the second installment payment will be due on or before September 15, 2022. Upon receipt of the second installment payment, the TRA Repurchase Agreement will terminate and the Company will not be required to make any further payments to the Vertiv Stockholder pursuant to the TRA Repurchase Agreement or the Tax Receivable Agreement.

In the event of a change of control of the Company prior to delivery of the second installment payment, all unpaid installment payments (together with any accrued interest thereon) will accelerate and become payable upon the consummation of such

46 |	- 2022 Proxy Statement

change of control. In addition, in the event of a material breach by the Company of any of its material obligations under the TRA Repurchase Agreement, all unpaid obligations under the TRA Repurchase Agreement will accelerate and become payable immediately and will accrue interest at a rate equal to the lesser of the Default Rate and the Maximum Rate (each, as defined in the Tax Receivable Agreement) until satisfied in full.

Other Related Party Transactions

Indemnification Agreements

Our standard form of indemnification agreement for each of our executive officers and directors provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Transactions with Affiliates of Platinum Advisors

The Company also purchased and sold goods in the ordinary course of business with affiliates of Platinum Equity Advisors, LLC (“Platinum Advisors”). For the year ended December 31, 2021, purchases from and sales to affiliates of Platinum Advisors were approximately $98.0 million and $86.9 million respectively.

Employment of Family Members of Executive Officers

Certain family members of the Company’s executive officers were employed by Vertiv during the year ended December 31, 2021, as set forth below, and in furtherance to our commitment to corporate governance, each of these familial matters is reviewed and discussed with the Audit Committee and the Compensation Committee. As referenced above, for purposes of this policy, a “related person transaction” is defined as any transaction, arrangement or relationship in which the Company is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest.

Patrick Johnson, the brother of Rob Johnson, serves as our Executive Vice President of Integrated Rack Solutions and previously served as Vertiv’s Executive Vice President of Information Technology and Edge Infrastructure from November 2017 to the consummation of the Business Combination. Patrick Johnson received total compensation of approximately $1 million (including equity grants) for the year ended December 31, 2021.

Richard Johnson, the brother of Rob Johnson and Patrick Johnson, serves as our Director of Global Strategic Clients and previously served as Vertiv’s Director of Global Strategic Clients from February 2018 to the consummation of the Business Combination. Richard Johnson received total compensation of approximately $500,000 (including equity grants) for the year ended December 31, 2021.

Alexander Johnson, the son of Rob Johnson and nephew of Patrick Johnson, serves as our Director of Channel Accounts and previously served as Vertiv’s Manager Channel Accounts CDW from April 2018 to the consummation of the Business Combination. Alexander Johnson received total compensation of approximately $320,000 (including equity grants) for the year ended December 31, 2021.

Michael Johnson, the son of Rob Johnson and nephew of Patrick Johnson, serves as a National Account Manager. Michael Johnson received total compensation of approximately $140,000 for the year ended December 31, 2021.

Payments to Phil O’Doherty as Former Owner of E&I Engineering

On November 1, 2021, Vertiv completed its acquisition of E&I Engineering Ireland Limited and Powerbar Gulf LLC – Foreign Direct Investment (collectively, “E&I”). In connection with the closing of the acquisition, Phil O’Doherty, the founder, director and general manager of E&I, received approximately $1,436.55 million of the acquisition price paid by Vertiv in consideration for his prior equity interest in E&I. Additionally, pursuant to the acquisition agreement, Mr. O’Doherty may receive up to an additional $160.18 million in contingent consideration dependent upon the achievement by E&I of certain EBITDA targets for the fiscal year ended December 31, 2022. Following the acquisition of E&I, Mr. O’Doherty became the Company’s Managing Director of E&I Engineering.

- 2022 Proxy Statement | 47

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our Class A common stock (the “10% Stockholders”) to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. A Form 3 filed on behalf of Anand Sanghi on February 5, 2021 omitted his holdings of 10,000 shares acquired prior to him becoming subject to Section 16, which has been corrected in an amended Form 3.

ADDITIONAL INFORMATION

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time at our principal executive offices at 1050 Dearborn Dr, Columbus, Ohio 43085. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2023 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 29, 2022, unless the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or after June 15, 2023, in which case the stockholder proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2023 Annual Meeting of Stockholders, stockholders are advised to review our by-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received by our Secretary at the address below not later than the opening of business on the 90th day prior nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 15, 2023 and March 17, 2023 for the 2023 Annual Meeting of Stockholders. In the event that the 2023 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 15, 2023, notice by the stockholder, to be timely, must be received no earlier than the opening of business on the 120th day prior to the 2023 Annual Meeting of Stockholders and no later than the later of (1) the close of business on the 90th day prior to the 2023 Annual Meeting of stockholders and (2) the close of business on the tenth day following the day on which we first publicly announce the date of the 2023 Annual Meeting of Stockholders.

Additionally, to comply with the SEC’s universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2023.

All stockholder proposals and director nominations should be sent to our principal executive offices at Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085, Attn: Corporate Secretary.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

Consideration of Stockholder-Recommended Director Nominees

Our Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our bylaws as described above to our principal executive offices at Vertiv Holdings Co, at 1050 Dearborn Dr, Columbus, Ohio 43085, Attn: Corporate Secretary.

As required by our bylaws, stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our

48 |	- 2022 Proxy Statement

bylaws. Evaluation of any such recommendations is the responsibility of the Nominating and Corporate Governance Committee. In the event of any stockholder recommendations, the Nominating and Corporate Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party may contact our Board of Directors as a group, our non-employee directors as a group, or any individual director by sending written correspondence to the following address: Vertiv Holdings Co, 1050 Dearborn Dr, Columbus, Ohio 43085, Attn: Corporate Secretary.

Note About Forward-Looking Statements

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These forward-looking statements include, but are not limited to, statements regarding our anticipated growth, anticipated future investments and new product launches, anticipated impacts of acquisitions, anticipated effects of pricing and supply chain measures, anticipated demand for our products and services, impacts of COVID-19, our ESG goals and initiatives, and our plans and strategies with respect to executive compensation. These statements are only predictions and actual events or results may differ materially from those in the forward-looking statements set forth herein. These statements are subject to risks and uncertainties, including but not limited to the risks discussed under the heading “Risk Factors” in Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, to which readers are referred for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

- 2022 Proxy Statement | 49

Annex A	Non-GAAP Financial Measures

Certain financial information included in this proxy statement, as well as the letter to shareholders and annual report accompanying this proxy statement, are considered to be non-GAAP financial measures. Such measures, as further described below, may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. Management believes these non-GAAP financial measures provide investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Vertiv has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vertiv’s non-GAAP financial measures include:

•	Adjusted operating profit (loss), which represents operating profit (loss), adjusted to exclude amortization of intangibles;

•	Organic net sales growth, which represents the change in net sales adjusted to exclude the impacts of foreign currency exchange rates and acquisitions; and

•

Free cash flow, which represents net cash provided by (used for) operating activities adjusted to exclude capital expenditures, investments in capitalized software and include proceeds from disposition of PP&E.

50 |	- 2022 Proxy Statement

Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted Operating profit (loss) to the comparable GAAP measure of Operating profit (loss) for the twelve months ended December 31, 2021 and 2020:

	Year ended December 31, 2021	Year ended December 31, 2020

Operating profit (loss)	$259.9	$213.5

Amortization of intangibles	144.3	128.7

Mergers and acquisition costs(1)	48.1	—

Litigation settlement costs	18.7	—

Adjusted operating profit (loss)	$471.0	$342.2

(1)	For the year ended December 31, 2021 includes $39.4 million of expenses primarily related to the E&I Acquisition, and $8.7 million asset impairment related to the Heavy Industrial UPS business.

Reconciliation of Net Cash Provided By (Used For) Operating Activities to Free Cash Flow (In millions)

	Full Year 2021	Full Year 2020

Net cash provided by (used for) operating activities	210.9	208.9

Capital expenditures	(73.4)	(44.4)

Investments in capitalized software	(11.2)	(8.3)

Proceeds from disposition of PP&E	9.8	7.0

Free cash flow	136.1	163.2

Merger and acquisition costs	39.4	—

Adjusted free cash flow	175.5	163.2

Reconciliation from Net Sales to Organic Sales Growth

	2021 GAAP Sales	2020 GAAP Sales	Δ	Δ%

Critical infrastructure & solutions(1)	$2,900.4	$2,434.6	$465.8	19.1%

Services & spares	1,438.7	1,317.1	121.6	9.2%

Integrated rack solutions	659.0	618.9	40.1	6.5%

Total	$4,998.1	$4,370.6	$627.5	14.4%

	Δ	FX Δ	Acquisition / Divestiture Δ(1)	Organic Growth	Organic Δ%(2)

Critical infrastructure & solutions	$465.8	$(50.7)	$(67.4)	$347.7	14.3%

Services & spares	121.6	(20.1)	—	101.5	7.7%

Integrated rack solutions	40.1	(11.7)	—	28.4	4.6%

Total	$627.5	$(82.5)	$(67.4)	$477.6	10.9%

(1)	Sales related to E&I Acquisition completed November 1, 2021.
(2)	Organic growth percentage change is calculated as organic growth divided by 2020 GAAP Sales.

- 2022 Proxy Statement | 51

About Vertiv

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers' vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today's data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, USA, Vertiv employs approximately 24,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

VERTIV™

Vertiv.com | **Vertiv Headquarters,** 1050 Dearborn Drive, Columbus, OH, 43085, USA

© 2022 Vertiv Group Corp. All rights reserved. Vertiv™ and the Vertiv logo are trademarks or registered trademarks of Vertiv Group Corp. All other names and logos referred to are trade names, trademarks or registered trademarks of their respective owners. While every precaution has been taken to ensure accuracy and completeness here, Vertiv Group Corp. assumes no responsibility, and disclaims all liability, for damages resulting from use of this information or for any errors or omissions. Specifications, rebates and other promotional offers are subject to change at Vertiv's sole discretion upon notice.

VERTIV HOLDINGS CO

1050 DEARBORN DRIVE

COLUMBUS, OH 43085

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 14, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 12, 2022 for shares held in a Plan, Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VRT2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 14, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 12, 2022 for shares held in a Plan Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84846-P71319	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERTIV HOLDINGS CO

The Board of Directors recommends you vote FOR the following:

1.

Elect each of the following nine directors to our Board of Directors, each for a term of one year expiring at the 2023 annual meeting of stockholders and until such director’s successor has been duly elected and qualified.

	Nominees:		For	Withhold		The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
	1a.	David M. Cote	☐	☐	2.	To approve, on an advisory basis, the 2021 compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐
	1b.	Rob Johnson	☐	☐			☐	☐	☐
	1c.	Joseph van Dokkum	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
	1d.	Roger Fradin	☐	☐
	1e.	Jacob Kotzubei	☐	☐	NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

	1f.	Matthew Louie	☐	☐
	1g.	Edward L. Monser	☐	☐
	1h.	Steven S. Reinemund	☐	☐
	1i.	Robin L. Washington	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D84847-P71319

VERTIV HOLDINGS CO

Annual Meeting of Stockholders

June 15, 2022 11:00 AM ET

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David M. Cote, Rob Johnson and Stephanie L. Gill, or any of them, as proxies (the “Proxies”), each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of VERTIV HOLDINGS CO that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM ET on June 15, 2022, virtually at www.virtualshareholdermeeting.com/VRT2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side